EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

THE DRESS BARN, INC.,

THAILAND ACQUISITION CORP.

and

TWEEN BRANDS, INC.

June 24, 2009

Page

ARTICLE I THE MERGER		1
1.1	The Merger	1
1.2	Closing	1
1.3	Effect of the Merger	2
1.4	Certificate of Incorporation and Bylaws	2
1.5	Directors and Officers	2
1.6	Tax Consequences	2

ARTICLE II EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS		3
2.1	Conversion of Securities	3
2.2	Exchange of Certificates	4
2.3	Stock Transfer Books	6
2.4	Company Options and Other Equity Awards	7
2.5	Further Assurances	8

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY		8
3.1	Organization and Qualification	8
3.2	Subsidiaries	8
3.3	Authorization; Valid and Binding Agreement	9
3.4	Governmental Filings; No Violations	10
3.5	Capital Stock	10
3.6	Company SEC Reports	11
3.7	Absence of Certain Changes or Events	13
3.8	Properties	14
3.9	Tax Matters	15
3.10	Material Contracts	16
3.11	Intellectual Property	17
3.12	Litigation	18
3.13	Company Employee Benefit Plans	19
3.14	Insurance	22
3.15	Compliance with Laws; Permits	22
3.16	Environmental Matters	23
3.17	Affiliated Transactions	24
3.18	Labor and Employment Matters	24
3.19	Bank Accounts	25
3.20	Suppliers	26
3.21	Inventory	26
3.22	Brokerage	26
3.23	Fairness Opinion	26
3.24	Vote Required	26
3.25	Takeover Statutes	26
3.26	Company Rights Agreement	27
3.27	Article Eleventh of Charter	27
3.28	No Material Misstatement or Omission	27

i

(continued)

Page

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		27
4.1	Organization and Qualification	27
4.2	Subsidiaries	28
4.3	Authorization; Valid and Binding Agreement	28
4.4	Governmental Filings; No Violations	29
4.5	Capital Stock	29
4.6	Parent SEC Reports	30
4.7	Absence of Certain Changes or Events	32
4.8	Title to Properties	32
4.9	Tax Matters	32
4.10	Material Contracts	33
4.11	Litigation	33
4.12	Benefit Plans	33
4.13	Compliance with Laws; Permits	34
4.14	Environmental Matters	34
4.15	Brokerage	35
4.16	Sufficient Funds	35
4.17	Operations of Merger Sub	35
4.18	No Material Misstatement or Omission	35
4.19	Ownership of Company Common Stock	35
4.20	Affiliated Transactions	35
4.21	Labor and Employment Matters	35
4.22	No Other Representations and Warranties	35

ARTICLE V CERTAIN PRE-CLOSING COVENANTS		36
5.1	Conduct of the Business of the Company	36
5.2	No Control of the Company’s Business	38
5.3	Certificates	38
5.4	Certain Actions	38

ARTICLE VI ADDITIONAL AGREEMENTS		38
6.1	Registration Statement; Proxy/Prospectus	38
6.2	Meeting of Company Stockholders; Board Recommendation	40
6.3	Access to Information; Confidentiality	41
6.4	No Solicitations of Transactions	42
6.5	Reasonable Best Efforts	43
6.6	Regulatory Filings	44
6.7	Certain Notices	45
6.8	Public Announcements	45
6.9	Indemnification of Directors and Officers	46

(continued)

Page

6.10	Company 401(k) Plans; Benefits	47
6.11	Section 16 Matters	48
6.12	Further Assurances	48
6.13	Stockholder Litigation	49
6.14	NASDAQ Listing	49
6.15	Pay-Off Letter	49
6.16	Resignations	49
6.17	Board Appointment	50
6.18	Certain Actions	50

ARTICLE VII CONDITIONS		50
7.1	Conditions to Obligations of Each Party under this Agreement	50
7.2	Conditions to Parent’s and Merger Sub’s Obligations	51
7.3	Conditions to the Company’s Obligations	52

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER		53
8.1	Termination	53
8.2	Effect of Termination	54
8.3	Amendment	55
8.4	Waiver	55
8.5	Fees and Expenses	55

ARTICLE IX DEFINITIONS		56
9.1	Definitions	56
9.2	Construction	65

ARTICLE X MISCELLANEOUS		66
10.1	Non-Survival of Representations and Warranties	66
10.2	Notices	66
10.3	Severability	67
10.4	Entire Agreement	67
10.5	Assignment	67
10.6	Third-Party Beneficiaries	68
10.7	No Strict Construction	68
10.8	Governing Law; Consent to Jurisdiction and Venue.	68
10.9	Disclosure Letters	68
10.10	Time of the Essence	69
10.11	Specific Performance	69
10.12	WAIVER OF TRIAL BY JURY	69
10.13	Counterparts	69

(continued)

Page

EXHIBITS

Exhibit A	-	Form of Amended and Restated Certificate of Incorporation of the Surviving Corporation
Exhibit B	-	Form of Bylaws of the Surviving Corporation
Exhibit C	-	Form of Tax Certificate of the Company
Exhibit D	-	Form of Tax Certificate of Parent and Merger Sub
Exhibit E	-	Form of Tax Opinion of Proskauer Rose LLP
Exhibit F	-	Form of Tax Opinion of O’Melveny & Myers LLP

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made as of June 24, 2009, by and among The Dress Barn, Inc., a Connecticut corporation (“Parent”), Thailand Acquisition Corp., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Tween Brands, Inc., a Delaware corporation (the “Company”).  Capitalized terms used and not otherwise defined in this Agreement have the meanings set forth in Article IX.

RECITALS

WHEREAS, the Board of Directors of each of the Company and Parent deems it advisable and in the best interests of each such corporation and its stockholders that the Company and Parent engage in a business combination;

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved and declared advisable this Agreement, the merger of Merger Sub with and into the Company (the “Merger”) and the other transactions contemplated by this Agreement, upon the terms and subject to the conditions set forth in this Agreement, and the respective Boards of Directors of each of the Company and Merger Sub have unanimously determined to recommend to their respective stockholders the adoption of this Agreement, subject to the terms and conditions hereof and in accordance with the provisions of the General Corporation Law of the State of Delaware (as amended, the “DGCL”); and

WHEREAS, the Merger is intended to qualify as a “reorganization” as described in Section 368 of the Code, and this Agreement is intended to constitute a “plan of reorganization” within the meaning of the Treasury Regulations promulgated under Section 368 of the Code.

NOW, THEREFORE, in consideration of the premises, representations and warranties and mutual covenants contained in this Agreement and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

THE MERGER

1.1  The Merger.  Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company.  As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation after the Merger (the “Surviving Corporation”).

1.2  Closing.  The closing of the Merger (the “Closing”) shall take place on the second Business Day after the satisfaction or waiver of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Effective Time and will in fact be satisfied at the Effective Time) set forth in Article VII, unless this Agreement has been theretofore terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto (the date and time of the Closing being referred to in this Agreement as the “Closing Date”).  The Closing shall be held at the offices of  Proskauer Rose LLP, 1585 Broadway, New York, New York 10036, unless another place is agreed to in writing by the parties hereto.  As soon as practicable on the Closing Date, the Company shall cause the Merger to be consummated by filing a certificate of merger relating to the Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the date and time of such filing, or if a later date and time are specified in such filing, such specified later date and time, being the “Effective Time”).

1.3  Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided in this Agreement, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4  Certificate of Incorporation and Bylaws.  Subject to Section 6.9 hereof:

(a)  At the Effective Time, the Amended and Restated Certificate of Incorporation of the Company shall be amended so as to read in its entirety as set forth in Exhibit A hereto and, as so amended, shall be the Amended and Restated Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(b)  At the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation and shall read in their entirety as set forth in Exhibit B hereto until thereafter changed or amended as provided therein or by applicable Law.

1.5  Directors and Officers.  The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.  The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

1.6  Tax Consequences.  The parties hereto intend for the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  The parties hereto adopt this Agreement as a plan of reorganization within the meaning of Treasury Regulations Section 1.368-2(g).  Neither Parent, the Company nor any other party to this Agreement shall take a position on any Tax Return or other statement or report to any government or taxing authority inconsistent with such intention unless required to do so by applicable Tax Law.

ARTICLE II

EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS

2.1  Conversion of Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a)  Conversion Generally.  Subject to Section 2.2(e), each share of common stock, par value $.01 per share, of the Company (“Company Common Stock”), issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be cancelled pursuant to Section 2.1(b) or Section 2.1(e)) shall be converted into the right to receive 0.47 (as may be adjusted pursuant to this Section 2.1, the “Exchange Ratio”) validly issued, fully paid and nonassessable shares of Parent Common Stock (unless the aggregate number of shares of Parent Common Stock to be issued in the Merger pursuant to this Section 2.1 would exceed 19.99% of Parent’s issued and outstanding shares of Parent Common Stock immediately prior to the Effective Time (19.99% of such issued and outstanding shares rounded down to the nearest whole share, the “Maximum Share Number”), in which case the Exchange Ratio shall be reduced to the minimum extent necessary such that the number of shares of Parent Common Stock issuable in the Merger pursuant to this Section 2.1 equals the Maximum Share Number) (the “Merger Consideration”).  Parent hereby covenants and agrees that between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, it will not redeem, repurchase or otherwise retire any previously outstanding shares of Parent Common Stock.  All such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive the Merger Consideration payable in respect of such shares of Company Common Stock.

(b)  Parent-Owned Shares.  All shares of Company Common Stock owned by Parent or Merger Sub or any of their respective wholly owned Subsidiaries, if any, shall be cancelled and shall cease to exist and no Merger Consideration or other consideration shall be delivered in exchange therefor.

(c)  Merger Sub.  Each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall continue as one share of common stock, par value $.01 per share, of the Surviving Corporation, which shall constitute the only shares of common stock of the Surviving Corporation.

(d)  Change in Shares.  If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock or Parent Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination, contribution or exchange of shares, the Merger Consideration and any adjustments or payments to be made under Section 2.4 and any other number or amount contained herein that is based upon the price of Parent Common Stock, including the Measurement Price, or the number of shares of Company Common Stock or Parent Common Stock, as the case may be, shall be correspondingly adjusted to provide the holders of Company Common Stock, Company Options and other awards under the Company Equity Plans, the same economic effect as contemplated by this Agreement prior to such event; provided that with respect to outstanding Company Options and other awards made under the Company Equity Plans, any such adjustments shall be made only to the extent required under the applicable Company Equity Plan.

(e)  Cancellation of Treasury Shares.  Each share of Company Common Stock held in the Company treasury and each share of Company Common Stock, if any, owned by any wholly owned Subsidiary of the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof.

2.2  Exchange of Certificates.

(a)  Exchange Agent.  Parent and/or Merger Sub shall deposit, or shall cause to be deposited, with American Stock Transfer & Trust Co. or another bank or trust company designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”), for the benefit of the holders of shares of Company Common Stock, for exchange, in accordance with this Article II, through the Exchange Agent, (i) at or prior to the Effective Time, the Merger Consideration, including sufficient certificates representing shares of Parent Common Stock pursuant to Section 2.1(a) and (ii) from time to time after the Effective Time, cash sufficient to make payments in lieu of fractional shares in accordance with Section 2.2(e), in respect of shares of Company Common Stock for which Certificates have been properly delivered to the Exchange Agent.  The shares of Parent Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund.”  Any portion of the Exchange Fund that remains unclaimed by the former stockholders of the Company 180 days after the Effective Time shall be returned to Parent and such security holders shall thereafter look only to Parent for payment of the Merger Consideration, cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to such shares of Parent Common Stock after the Effective Time, without any interest thereon.

(b)  Exchange Procedures.  Promptly (and in any event no more than five Business Days) after the Effective Time, Parent shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration payable in respect of the shares of Company Common Stock formerly represented by such Certificates.  Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, properly completed and duly executed, and such other documents as may be reasonably required pursuant to such instructions, (1) the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration payable in respect of the shares of Company Common Stock formerly represented by such Certificate and cash in lieu of any fractional share of Parent Common Stock, and (2) the Certificate so surrendered shall forthwith be cancelled.  In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, the Merger Consideration payable in respect of such shares of Company Common Stock may be paid to a transferee if the Certificate formerly representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid.  Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration payable in respect of the shares of Company Common Stock formerly represented by such Certificate, cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c), in each case, without any interest thereon.

(c)  Distributions with Respect to Unexchanged Shares of Parent Common Stock.  No dividends or other distributions declared or made with respect to shares of Parent Common Stock, with a record date after the Effective Time, shall be paid to the holder of any unsurrendered Certificate, unless and until the holder of such Certificate shall surrender such Certificate.  Subject to the effect of abandoned property, escheat or other applicable Laws, following surrender of any such Certificate, there shall be paid to such holder of the certificates representing whole shares of Parent Common Stock issuable in exchange therefor, without interest, (i) promptly, the amount of dividends or other distributions with a record date at or after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date at or after the Effective Time but prior to such surrender and a payment date subsequent to such surrender, payable with respect to such whole shares of Parent Common Stock.

(d)  Further Rights in Company Common Stock.  The Merger Consideration issued upon conversion of a share of Company Common Stock in accordance with the terms of this Agreement together with cash in lieu of any fractional shares of Parent Common Stock and any dividends or other distributions with a record date at or after the Effective Time to which each holder is entitled shall be deemed to have been issued in full satisfaction of all rights pertaining to such share of Company Common Stock.

(e)  Fractional Shares.  No certificates or scrip representing fractional shares of Parent Common Stock will be issued upon the surrender for exchange of Certificates, but in lieu thereof each holder of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock upon surrender for exchange of Company Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall receive an amount of cash (rounded down to the nearest whole cent), without interest, equal to the product of such fraction multiplied by the Measurement Price.  Such payment shall occur as soon as practicable after the determination of the amount of cash, if any, to be paid to each holder of Company Common Stock with respect to any fractional shares and following compliance by such holder with the exchange procedures set forth in Section 2.2(b) and in the letter of transmittal.  No dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share and such fractional share interests shall not entitle the owner thereof to any rights of a stockholder of Parent.

(f)  No Liability.  None of Parent, the Surviving Corporation or the Company shall be liable to any holder of shares of Company Common Stock for the Merger Consideration (or dividends or distributions with respect thereto) or any cash amounts from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or other applicable Law.

(g)  Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the shares of Company Common Stock formerly represented by such Certificate and any cash in lieu of fractional shares of Parent Common Stock to which the holder thereof is entitled pursuant to Section 2.2(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c), in each case, without any interest thereon.

(h)  Withholding.  Parent, the Surviving Corporation or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock, any holder of a Company Option or any holder of a Company Restricted Share such amounts as Parent, the Surviving Corporation or the Exchange Agent are required to deduct and withhold under the Code, or any Tax Law, with respect to the making of such payment.  In accordance with the terms of the Company Equity Plans, Parent, the Surviving Corporation or the Exchange Agent shall permit holders of Company Restricted Shares to satisfy applicable withholding amounts under the Code by having Parent, the Surviving Corporation or the Exchange Agent withhold such amounts from the consideration otherwise payable in respect of the Company Restricted Shares pursuant to this Agreement.  To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Exchange Agent, such withheld amounts (or the value thereof) shall be promptly remitted to the applicable taxing authorities in accordance with the Code or other applicable Tax Law and shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock, the holder of a Company Option or the holder of a Company Restricted Share, as applicable, in respect of whom such deduction and withholding was made by Parent, the Surviving Corporation or the Exchange Agent.

2.3  Stock Transfer Books.  At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock theretofore outstanding on the records of the Company.  From and after the Effective Time, the holders of Certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided in this Agreement or by Law.  On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall solely represent the right to receive the Merger Consideration payable in respect of the shares of Company Common Stock formerly represented by such Certificates, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.2(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.2(c), in each case, without any interest thereon.

2.4  Company Options and Other Equity Awards.

(a)  (i) Each outstanding and unexercised employee and director option granted by the Company to purchase shares of Company Common Stock (each, a “Company Option”) shall be cancelled as of the Effective Time in exchange for the right of the holder thereof to receive from Parent or the Surviving Corporation, in accordance with this Section 2.4, a lump sum cash payment (without interest) in the amount of the consideration described below, if any, with respect to each such Company Option and shall no longer represent the right to purchase Common Stock or any other equity securities of the Company, Merger Sub, Parent, the Surviving Corporation or any other Person or to purchase any other securities or assets, and (ii) as of the Effective Time, the Company Equity Plans shall be terminated.  As used in this Agreement, the term “Company Equity Plans” means the plans set forth in Section 2.4(a) of the Company Disclosure Letter.  At the Effective Time, each Company Option issued by the Company that is outstanding and remains unexercised at that time will be cancelled and converted into the right to receive an amount in cash equal to (A) the amount, if any, by which (x) the Exchange Ratio multiplied by the Measurement Price (the “Measurement Value”) exceeds (y) the per share exercise price of such Company Option, multiplied by (B) the number of shares of Common Stock issuable upon exercise of such Company Option in full (whether such Company Option is vested or unvested, but not to the extent it has theretofore been exercised) (with the aggregate amount of such payment rounded to the nearest cent).  After the Effective Time, any such cancelled Company Option shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payment described in the preceding sentence.  As of the Effective Time, any Company Option with an exercise price equal to or greater than an amount equal to the Measurement Value shall be cancelled without consideration and be of no further force and effect.  Parent and the Surviving Corporation shall use their reasonable best efforts to provide the lump sum cash payments required pursuant to this Section 2.4(a) within 10 Business Days following the Effective Time.

(b)  Each share of Company Common Stock, or outstanding restricted share unit representing the right to receive a share of Company Common Stock, subject to vesting or other lapse restrictions pursuant to any of the Company Equity Plans (each, a “Company Restricted Share”) that is outstanding immediately prior to the Effective Time shall vest in full and become free of such restrictions as of the Effective Time in accordance with the terms of the Company Equity Plans and, at the Effective Time, the holder thereof shall be entitled to receive the Merger Consideration with respect to each such Company Restricted Share in accordance with Section 2.1, cash in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e) and any dividend or other distributions to which such holder is entitled.  To the extent shares of Company Common Stock have not previously been issued in respect of outstanding restricted share unit awards that are Company Restricted Shares, such shares of Company Common Stock shall be issued no later than immediately prior to the Effective Time.

(c)  Prior to the Effective Time, the Company and its Subsidiaries, as applicable, shall use their reasonable best efforts to take any and all actions necessary, including obtaining necessary consents and/or amending and/or interpreting any provisions of the Company Equity Plans or agreements governing the terms and conditions of the Company Options, to effectuate the provisions of this Section 2.4 (including approval of the Board of Directors of the Company or an authorized committee thereof).

2.5  Further Assurances.  After the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth on the disclosure letter delivered to Parent and Merger Sub by the Company on or prior to the date of the execution of this Agreement (the “Company Disclosure Letter”) and except as disclosed in the Annual Report on Form 10-K of the Company for the year ended January 31, 2009 (the “Company Form 10-K”) and the Quarterly Reports on Form 10-Q and the Current Reports on Form 8-K, in each case, filed from the date of the filing of the Company Form 10-K to the date of this Agreement (other than disclosures in the “Risk Factors” or “Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995” sections of such reports and except as expressly provided in Section 3.6 of the Company Disclosure Letter), the Company hereby represents and warrants to Parent and Merger Sub that:

3.1  Organization and Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and the Company has all requisite corporate power and authority and all authorizations, licenses and Permits necessary to own and operate its properties and to carry on its businesses as now conducted.  Except as set forth on Section 3.1 of the Company Disclosure Letter, the Company is qualified to do business and in good standing in every jurisdiction in which its ownership of property or the conduct of its businesses as now conducted requires it to qualify, except where the failure to be so qualified as a foreign corporation would not have, either individually or in the aggregate, a Company Material Adverse Effect, and all such jurisdictions are set forth on Section 3.1 of the Company Disclosure Letter.  The Company has made available to Parent a complete and correct copy of the certificate or articles of incorporation and bylaws, each as amended to date, of the Company and each of its Subsidiaries.  Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of their respective certificate or articles of incorporation or bylaws (or equivalent organizational documents).

3.2  Subsidiaries.  Neither the Company nor any of its Subsidiaries owns or holds the right to acquire any stock, partnership interest, joint venture interest or other equity ownership interest in any other Person.  There are no contractual obligations of the Company or any of its Subsidiaries to make any loan to, or any investment (in the form of a capital contribution or otherwise) in, any Subsidiary of the Company or any other Person.  Each Subsidiary of the Company is either wholly owned by the Company or a Subsidiary or Subsidiaries of the Company as indicated on Section 3.2 of the Company Disclosure Letter.  Each outstanding share of capital stock of or other equity interest in each of the Company’s Subsidiaries is owned by the Company or a wholly owned Subsidiary of the Company, free and clear of any Liens, except Permitted Liens.  Section 3.2 of the Company Disclosure Letter sets forth the name, jurisdiction of incorporation or formation, jurisdictions of qualification as a foreign corporation and the authorized and outstanding capital stock of each Subsidiary of the Company.  Except as set forth on Section 3.2 of the Company Disclosure Letter, each Subsidiary of the Company is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, has all requisite corporate power and authority and all authorizations, licenses and Permits necessary to own its properties and to carry on its businesses and is qualified to do business and in good standing in every jurisdiction in which its ownership of property or the conduct of its businesses requires it to qualify, except where the failure to be qualified as a foreign corporation would not have, either individually or in the aggregate, a Company Material Adverse Effect.

3.3  Authorization; Valid and Binding Agreement.

(a)  The Company has all necessary corporate power and authority to execute and deliver this Agreement and each other certificate, agreement, document and instrument to be executed and delivered by the Company in connection with the transactions contemplated by this Agreement (collectively, the “Company Transaction Documents”) and to perform its obligations hereunder and thereunder and to consummate, on the terms and subject to the conditions hereof and thereof, the transactions contemplated hereby and thereby, subject in the case of the consummation of the Merger to the adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock on the record date for the Stockholders’ Meeting (the “Company Stockholder Approval”).  All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement and each of the Company Transaction Documents and the performance of all obligations of the Company hereunder and thereunder has been taken, subject only to obtaining the Company Stockholder Approval.  This Agreement and each of the Company Transaction Documents have been duly executed and delivered by the Company or, in the case of any Company Transaction Document to be executed and delivered hereafter, each such Company Transaction Document will have been duly executed and delivered as of the Closing Date.  This Agreement and each of the Company Transaction Documents each constitute or, in the case of any Company Transaction Documents to be executed hereafter, each such Company Transaction Document will constitute a legal, valid and binding obligation of the Company and, assuming due authorization, execution and delivery by Parent and Merger Sub, will be enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.  As of the date of this Agreement, the Board of Directors of the Company, subject to Section 6.2, has unanimously approved and declared advisable this Agreement and recommended that the Company’s stockholders adopt this Agreement (the “Board Recommendation”).

(b)  Except as set forth on Section 3.3(b) of the Company Disclosure Letter, neither the execution, delivery or performance of this Agreement and the Company Transaction Documents by the Company nor the consummation of the Merger by the Company or any of its Subsidiaries will, directly or indirectly (with or without the giving of notice or the passage of time or both), (i)  require any consent, approval or other action of any Person under any Company Contract or any lease governing any material Company Leased Real Property, (ii) (A) violate, result in a breach of, conflict with or entitle any Governmental Entity or any other Person to accelerate the maturity or performance under, amend, call a default under, exercise any remedy under, modify, rescind, suspend or terminate or (B) create any material obligation on the part of the Company or any of its Subsidiaries that it was not obligated to perform immediately before such Company Transaction Document was executed under, any term of any such Company Contract or any Law (assuming, as to the Surviving Corporation, that it was a party thereto immediately before this Agreement was executed), (iii) violate or result in the material breach of any term of the certificate or articles of incorporation or bylaws or other organizational documents or resolution of the Board of Directors, any committee of the Board of Directors, stockholders or comparable bodies of the Company or any of its Subsidiaries or (iv) result in the amendment, creation, imposition or modification of any Lien other than a Permitted Lien upon or with respect to any of the material properties or assets that the Company or any of its Subsidiaries owns, uses or purports to own or use.

3.4  Governmental Filings;  No Violations.  Except for (a) the applicable requirements, if any, of state securities or “blue sky” laws (“Blue Sky Laws”), (b) the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”), (c) filings under the Exchange Act and the Securities Act, (d) any filings required under the rules and regulations of the NYSE and (e) the filing of the Certificate of Merger pursuant to the DGCL, the execution and delivery of this Agreement and each of the Company Transaction Documents by the Company and the consummation of the transactions contemplated hereby and thereby do not (i) require any material authorization, consent, approval, exemption or other action by or notice to any court or Governmental Entity, (ii) conflict with or result in a material breach of the provisions of the Company’s or any of its Subsidiary’s certificate or articles of incorporation or bylaws or other organizational documents, or (iii) conflict with or result in a material breach of any Law to which the Company or any of its Subsidiaries is subject.

3.5  Capital Stock.  The authorized capital stock of the Company consists of (a) 50,000,000 shares of preferred stock, of which, as of the date of this Agreement, no shares are issued and outstanding and (b) 100,000,000 shares of Company Common Stock, of which, as of the date of this Agreement, 24,822,019 shares are issued and outstanding and there are outstanding restricted share units representing 358,181 shares of Company Common Stock, which shares shall be issued and outstanding immediately prior to the Effective Time.  As of the date of this Agreement, there are outstanding Company Options to purchase an aggregate of 1,889,840 shares of Company Common Stock.  All issued shares of Company Common Stock have been duly authorized and are validly issued, fully paid and nonassessable.  Other than pursuant to the Company Equity Plans, there is no outstanding, and there has not been reserved for issuance any: (i) share of capital stock or other voting securities of the Company or its Subsidiaries; (ii) security of the Company or its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company or its Subsidiaries; (iii) Company Option or other right or option to acquire from the Company or its Subsidiaries, or obligation of the Company or its Subsidiaries to issue, any shares of capital stock, voting securities or security convertible into or exchangeable for shares of capital stock or voting securities of the Company or its Subsidiaries, as the case may be; or (iv) equity equivalent interest in the ownership or earnings of the Company or its Subsidiaries or other similar right (the items in clauses (i) through (iv) collectively, “Company Securities”).  There is no outstanding obligation of the Company or its Subsidiaries to repurchase, redeem or otherwise acquire any Company Security.  There is no stockholder agreement, voting trust or other agreement or understanding to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries are bound relating to the voting, purchase, transfer or registration of any shares of capital stock of the Company or any of its Subsidiaries or preemptive rights with respect thereto.

3.6  Company SEC Reports.

(a)  The Company has timely filed with or otherwise furnished (as applicable) to the Securities and Exchange Commission (the “SEC”) all forms, reports, schedules, statements, certifications and other documents required to be filed or furnished by it under the Securities Act or the Exchange Act since February 2, 2008 (such documents, as supplemented or amended since the time of filing, and together with all information incorporated by reference therein, the “Company SEC Reports”).  No Subsidiary of the Company is required to make any filings with the SEC.  As of their respective dates, the Company SEC Reports, including any financial statements or schedules included or incorporated by reference therein, at the time filed (i) complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Reports, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)  The Company maintains a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) that has been designed to provide reasonable assurance that:  (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c)  The Company maintains a system of “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) necessary in order for the Chief Executive Officer and Chief Financial Officer of the Company to engage in the review and evaluation process mandated by the Exchange Act and the rules promulgated thereunder.  The Company’s “disclosure controls and procedures” are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of the Company required under the Exchange Act with respect to such reports.

(d)  Since February 2, 2008, the Company has not received any oral or written notification of a (x) “significant deficiency” or (y) “material weakness” in the Company’s internal controls over financial reporting.  The terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in the Statements of Auditing Standards 112, as in effect on the date hereof.

(e)  The Company has provided or made available to Parent copies of all correspondence sent to or received from the SEC by the Company or its Subsidiaries or their respective counsel or accountants since February 2, 2008.  As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Company SEC Reports.

(f)  The audited consolidated financial statements included in the Company Form 10-K and the unaudited consolidated interim financial statements included in the Company’s quarterly report on Form 10-Q for the quarter ended May 2, 2009 (including any related notes and schedules) and the other financial statements included in the Company SEC Reports fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods set forth therein, and in each case were prepared in accordance with GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto and subject, in the case of financial statements for quarterly periods, to normal year-end adjustments not material in amount).  The books of account and other financial records of the Company and each of its Subsidiaries are true and complete in all material respects, reflect only actual transactions and are maintained in accordance with GAAP.

(g)  Since February 2, 2008, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any Subsidiary of the Company, has reported to the Company’s chief legal counsel or Chief Executive Officer evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents pursuant to Section 307 of the Sarbanes-Oxley Act.

(h)  Since February 2, 2008, to the knowledge of the Company, no employee of the Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency or Governmental Entity regarding the commission or possible commission of any crime or the violation or possible violation of any applicable legal requirements of the type described in Section 806 of the Sarbanes-Oxley Act by the Company or any of its Subsidiaries.

(i)  There is no liability or obligation of the Company or any of its Subsidiaries (whether accrued, contingent, absolute, determined or determinable) other than: (i) liabilities or obligations disclosed or provided for in the unaudited consolidated balance sheet of the Company as of May 2, 2009 or disclosed in the notes thereto (the “Company Current Balance Sheet”); (ii) liabilities or obligations incurred after May 2, 2009 in the ordinary course of the Company’s business; (iii) liabilities incurred in connection with the transactions contemplated by this Agreement and the Company Transaction Documents or disclosed on Section 3.6 of the Company Disclosure Letter; (iv) liabilities under any agreement, lease, note, mortgage, indenture or other obligation of the Company or any of its Subsidiaries, which is not in violation of the terms of this Agreement and which is disclosed on the Company Disclosure Letter if required hereby; and (v) other liabilities that are not, either individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(j)    The consolidated financial statements of the Company for all periods commencing after February 4, 2007 are in material compliance with the requirements of the Financial Accounting Standards Board’s Interpretation 48 (Accounting for Uncertainty in Income Taxes) (“FIN 48”) and the Company and its Subsidiaries have provided or made available to Parent any and all of their respective accounting work papers with respect to compliance with the FIN 48 that Parent or its Representatives have reasonably requested.

3.7  Absence of Certain Changes or Events.  Since January 31, 2009, the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course consistent with past practice.  From January 31, 2009 thru the date of this Agreement, (a) there has not been any event, occurrence or development that has had, either individually or in the aggregate, a Company Material Adverse Effect and (b) none of the Company or any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.1.

3.8  Properties.  The Company or one of its Subsidiaries, as the case may be, (i) holds good and valid fee simple title to all of the properties and assets reflected in the Company Current Balance Sheet as being owned by the Company or one of its Subsidiaries or acquired after the date thereof (collectively, with respect to real property, the “Company Owned Real Property”) (except for assets (other than Company Owned Real Property) sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens, except for Permitted Liens, (ii) holds the Company Owned Real Property, and each portion thereof or interest therein, free of any outstanding options or rights of first refusal or any offers to sell, purchase or lease or any Occupancy Agreements, except as set forth on Section 3.8 of the Company Disclosure Letter, (iii) except as set forth on Section 3.8 of the Company Disclosure Letter, is the lessee of all leasehold estates reflected in the Company Current Balance Sheet or acquired after the date thereof (except for leases that have expired by their terms since the date thereof), each of which, by address and store number, is set forth on Section 3.8 of the Company Disclosure Letter (collectively, with respect to real property, the “Company Leased Real Property”) (including those stores that have been approved for closing as noted therein) and (w) with respect to each Company Ground Leased Property, holds good and valid leasehold interest therein, free and clear of all Liens (except for Permitted Liens) and Occupancy Agreements, (x) is in possession of the properties purported to be leased thereunder and none of such properties is affected by any Occupancy Agreements, and each such lease is valid and in full force and effect, constitutes a valid and binding obligation of the Company or the applicable Subsidiary of the Company, and to the Company’s knowledge, each other party thereto, enforceable against the Company or the applicable Subsidiary of the Company and, to the Company’s knowledge, each other party thereto, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies, (y) except as set forth on Section 3.8 of the Company Disclosure Letter, the Company has not received any written notice of termination or cancellation of or of a breach or default under any such lease, and (z) except as set forth on Section 3.8 of the Company Disclosure Letter, neither the Company nor the applicable Subsidiary of the Company, nor, to the Company’s knowledge, any other party thereto, is or is alleged to be in material violation thereof or in material default in respect thereof, nor has there occurred any event or condition which (with or without notice or lapse of time or both) would constitute a material violation thereof or a material default thereunder.  The Company has provided Parent with (or made available to Parent on the Company’s Virtual Premises data site prior to the date hereof) true, complete and correct copies of each of the leases for the Company Leased Real Property, including all amendments and supplements thereto and all material notices delivered or received by the Company or its Subsidiaries in connection therewith.  For purposes of the preceding sentence, each notice delivered or received by the Company or a Subsidiary thereof in connection with a lease of the Company Leased Real Property shall be deemed a material notice unless such notice (i) does not affect the substantive rights and/or obligations of the parties to the related lease, (ii) has been superseded by a subsequent amendment, supplement or notice made available to Parent on the Company’s Virtual Premises data site prior to the date hereof, (iii) is no longer in effect by being either withdrawn or abandoned, or through the passage of time, or relates to a default under the related lease that has been cured, (iv) discloses a matter of public record otherwise disclosed in the Company Disclosure Letter, or (v) is related to a matter otherwise disclosed in the Company Disclosure Letter.  Except as set forth on Section 3.8 of the Company Disclosure Letter, none of the leases of the Company Leased Real Property is guaranteed by any third party, none of the rights of the Company or any of its Subsidiaries under any leases for Company Leased Real Property will be subject to termination or modification as the result of the consummation of the transactions contemplated by this Agreement and the Company Transaction Documents, and upon consummation of the Merger, the Surviving Corporation will have succeeded to all of the rights, title and interest of the Company or its Subsidiaries either directly or indirectly by ownership of the Company’s Subsidiaries under each of such leases.  Section 3.8 of the Company Disclosure Letter sets forth a true, correct and complete list of the Company Owned Real Property and a true, correct and complete list of the most recent title insurance policies or reports relating to the Company Owned Real Property and the Company Ground Leased Property.  The Company Leased Real Property and Company Owned Real Property comprise all of the real property owned or leased by the Company and/or its Subsidiaries and used in the business of the Company and its Subsidiaries as currently operated.  All material personal property shown to be owned by the Company and its Subsidiaries on the Company Current Balance Sheet have been maintained in accordance with the Company’s and its Subsidiaries’ normal practices and are in usable condition for the operation of the Company’s and its Subsidiaries’ businesses, ordinary wear and tear excepted.  To the Company’s knowledge, there are no tax abatements or exemptions specifically affecting any Company Owned Real Property or any Company Ground Leased Property and neither the Company nor any of its Subsidiaries has received any written notice of any proposed increase in the assessed valuation of any Company Owned Real Property or Company Ground Leased Property or of any proposed public improvement assessments.  The Company has provided Parent with (or made available to Parent on the Company’s Virtual Premises data site prior to the date hereof) true, complete and correct copies of the most recent tax bills for each Company Owned Real Property and each Company Ground Leased Property.  No Company Owned Real Property or Company Ground Leased Property is comprised of a tax lot that also encompasses property that is not such Company Owned Real Property or Company Ground Leased Property.  There is no pending, or, to the Company’s knowledge, threatened or contemplated condemnation, eminent domain or similar Proceeding affecting any Company Owned Real Property or any portion thereof or any Company Ground Leased Property or any portion thereof.  To the Company’s knowledge, there exists no fact or condition that is reasonably likely to result in the termination of the existing access to any Company Owned Real Property, Company Leased Real Property or Company Ground Leased Property.

3.9  Tax Matters.  Each of the Company and its Subsidiaries has timely filed all Tax Returns that it was required to file.  All such Tax Returns are true, correct and complete in all material respects.  Except as set forth on Section 3.9 of the Company Disclosure Letter, all Taxes due and payable by the Company or any of its Subsidiaries (whether or not shown on such Tax Returns) have been fully paid or properly accrued in accordance with GAAP.  The provision for Taxes on the Company Current Balance Sheet is sufficient for all accrued and unpaid Taxes as of the date thereof and all Taxes that the Company or any Subsidiary of the Company is obligated to withhold from amounts owing to any employee, creditor or third party have been fully and timely paid or properly accrued.  Since the date of the Company Current Balance Sheet, no Taxes have accrued with respect to the Company or any of its Subsidiaries other than Taxes arising in the ordinary course of business.  There are no Liens with respect to any Taxes upon any of the Company’s or its Subsidiaries’ assets, other than Permitted Liens.  The Company and its Subsidiaries have complied in all material respects with all Laws, rules and regulations relating to the payment and withholding of Taxes, and are not liable for any such Taxes or for failure to comply with such Laws, rules and regulations.  There are no audits, claims, deficiencies, assessments, levies, administrative or judicial Proceedings pending, or to the Company’s knowledge threatened, against the Company or any of its Subsidiaries by any taxing authority.  Neither the Company nor any of its Subsidiaries has received written notice of any claim made by any Governmental Entity in a jurisdiction where the Company or such Subsidiary does not file Tax Returns that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction.  There is no outstanding agreement, waiver or consent providing for an extension of the statutory period of limitations with respect to any Taxes or Tax Returns of the Company or any of its Subsidiaries.  Other than the Tax Separation Agreement, neither the Company nor any of its Subsidiaries is a party to or is otherwise bound by any agreement or understanding providing for the allocation or sharing of Taxes, or has any obligation or liability under any such agreement or understanding to which it was once a party or otherwise bound, that could affect their liability for Taxes for any period after the Closing Date.  Neither the Company nor any of its Subsidiaries has any obligation or liability under the Tax Separation Agreement that would affect their liability for Taxes for any period after the Closing Date.  Neither the Company nor any of its Subsidiaries has been or is required to make any adjustment pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign Tax law by reason of any change in any accounting method, there is no application pending with any taxing authority requesting permission for any change in any accounting method for Tax purposes and no taxing authority has proposed any such adjustment or change in accounting method, in any case, that could affect their liability for Taxes for any period after the Closing Date.  Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated or similar group filing a consolidated, combined, unitary or similar income Tax Return, other than the affiliated groups of which the Company is the common parent corporation and the affiliated group of which The Limited, Inc. is the parent corporation, or (ii) has any liability for Taxes of any person (other than the Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by agreement or otherwise.  There are no Tax rulings, requests for rulings or closing agreements relating to the Company or any of its Subsidiaries that could affect their liability for Taxes for any period after the Closing Date.  The Company and each of its Subsidiaries has fully complied with all statutes and regulations relating to the accounting for and paying over of unclaimed or abandoned funds and other property.  The Company has furnished Parent with, or otherwise made available to Parent, true and complete copies of all filed federal, state and local income or franchise Tax Returns and state and local sales and use Tax Returns for or including the Company and each of its Subsidiaries for all periods after December 31, 2005.  Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.  As of the date hereof, neither the Company nor any of its Subsidiaries has taken or agreed to take any action, nor does the Company have knowledge of any fact or circumstance, that would prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.10  Material Contracts.

(a)  Section 3.10 of the Company Disclosure Letter contains a true, complete and correct list of the Company Contracts as of the date hereof, copies of which have been made available to Parent.  All of the Company Contracts that are required to be described in the Company SEC Reports or required to be filed as exhibits thereto have been described or filed as required.

(b)  Each of the Company Contracts is a valid and binding obligation of the Company (or the Subsidiaries of the Company party thereto), and to the Company’s knowledge, the other parties thereto, enforceable against the Company and its Subsidiaries and, to the Company’s knowledge, the other parties thereto in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium, reorganization, arrangement or similar Laws affecting creditors’ rights generally and by general principles of equity.

(c)  Neither the Company nor any of its Subsidiaries is, nor to the Company’s knowledge is any other party, in breach, default or violation (and no event has occurred or not occurred through the Company’s or any of its Subsidiaries’ action or inaction or, to the Company’s knowledge, through the action or inaction of any third party, that with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of any Company Contract to which the Company or any of its Subsidiaries is now a party, or by which any of them or any of their respective properties or assets may be bound, except for breaches, defaults or violations that would not have, either individually or in the aggregate, a Company Material Adverse Effect.

3.11  Intellectual Property.

(a)  Section 3.11(a) of the Company Disclosure Letter sets forth a true, correct, and complete list of all registered Company-Owned Intellectual Property Rights, and all applications for such registration.  The Company or one of its Subsidiaries is the sole and exclusive beneficial and record owner of all such Company-Owned Intellectual Property Rights. All such Company-Owned Intellectual Property Rights have been properly maintained by all requisite filings, renewals and payments, except for any such failures to maintain that would not reasonably be expected to have a Company Material Adverse Effect.  All such issued or registered Company-Owned Intellectual Property Rights are subsisting and are valid and, to the Company’s knowledge, enforceable.

(b)  To the Company’s knowledge, the Company and each of its Subsidiaries owns, or is licensed or has been granted covenants or otherwise possesses sufficient legally enforceable rights to use all Company Intellectual Property Rights, free and clear of all Liens, except for any such failures to own, be licensed, or otherwise possess rights that would not have a Company Material Adverse Effect.

(c)  To the Company’s knowledge, neither the use of any Company Intellectual Property Rights by the Company or its Subsidiaries nor the conduct of the businesses of the Company or its Subsidiaries conflicts with, infringes upon, violates or interferes with, or constitutes a misappropriation of any right, title, interest or goodwill associated with any patent, copyright, trademark, trade name, service mark, trade secret or other intellectual property right of any other Person, except for any such conflict, infringement, violation or interference that would not have a Company Material Adverse Effect.  Except as set forth on Section 3.11(c) of the Company Disclosure Letter, there are no pending or, to the knowledge of the Company, threatened proceedings or litigation or other adverse claims or communications by any Person to or against Company or any of its Subsidiaries alleging any such conflict, infringement, violation, interference or misappropriation.

(d)  There are no Proceedings (including, without limitation, interference, reexamination, opposition, nullity or cancellation proceedings) pending or, to the Company’s knowledge, threatened (or any basis therefor known to the Company) against the Company or any of its Subsidiaries challenging the ownership rights of the Company or any of its Subsidiaries in, or the right of the Company or any of its Subsidiaries to use, or the validity or enforceability of, any of the Company-Owned Intellectual Property Rights.

(e)  To the Company’s knowledge, except as set forth on Schedule 3.11(e), no Person materially conflicts with, infringes upon, violates or interferes with, or otherwise misappropriates any Company-Owned Intellectual Property Rights, and there is no Proceeding relating to any such conflict, infringement, violation or interference threatened or pending by the Company or any of its Subsidiaries.

(f)  The consummation of the transactions contemplated by this Agreement and the Company Transaction Documents will not result in the loss or impairment of any Company-Owned Intellectual Property Right or payment of any additional amounts with respect to any Company Intellectual Property Right, nor will the consummation of such transactions require the consent of any other Person in respect of any Company-Owned Intellectual Property Right.

(g)  Neither the Company nor any of its Subsidiaries is subject to any settlement agreement, covenant not to sue, outstanding order, decree, judgment or stipulation limiting or restricting in any manner the right of the Company or any of its Subsidiaries to use, license, transfer or enforce any of the Company-Owned Intellectual Property Rights.

(h)  The Company has taken commercially reasonable action to maintain and protect the secrecy and confidentiality of all trade secrets and other confidential information used in the Company’s and its Subsidiaries’ businesses, including requiring all employees, consultants, contractors and other Persons with access to trade secrets or other confidential information of the Company or its Subsidiaries to execute binding confidentiality agreements and, to the knowledge of the Company, no such employee, consultant, contractor or other Person is in breach of any such confidentiality agreement.  The Company and its Subsidiaries have secured from all employees, consultants, contractors and other Persons who have contributed to the creation or development of any material Company-Owned Intellectual Property Rights valid and binding written assignments of all rights to such contributions.

(i)  Neither the Company nor any of its Subsidiaries has granted to any Person an exclusive license or equivalent exclusive right with respect to any of the Company-Owned Intellectual Property Rights, or assigned or conveyed to any Person any ownership interest (including joint ownership rights) therein, and no third party owns or holds any such right, license or interest.

3.12  Litigation.  Except as set forth and summarized in Section 3.12 of the Company Disclosure Letter, there is no action, suit, hearing, claim, investigation, arbitration, inquiry or proceeding (“Proceeding”) pending or, to the Company’s knowledge, threatened (or any basis therefor known to the Company) against the Company or any of its Subsidiaries or any of their respective assets or properties, or their respective officers and directors, in their capacity as such, before or by any court, arbitrator or Governmental Entity that, if settled or adversely determined, might reasonably be expected to result in a settlement or judgment in an amount in excess (including reasonable attorneys’ fees) of $250,000 or which challenges this Agreement or the Company Transaction Documents or the transactions contemplated hereby or thereby.  There is no unsatisfied judgment or award, decision, decree, injunction, rule or order of any Governmental Entity, court or arbitrator outstanding against the Company or any of its Subsidiaries that might materially and adversely affect the Company’s ability to consummate the transactions contemplated by this Agreement and the Company Transaction Documents.  There is no Proceeding by the Company or any of its Subsidiaries currently pending or which the Company or any of its Subsidiaries intends to initiate.

3.13  Company Employee Benefit Plans.

(a)  Section 3.13(a) of the Company Disclosure Letter sets forth a true and complete list of all “employee benefit plans” within the meaning of Section 3(3) of ERISA and all other material medical, dental, life insurance, equity, bonus or other incentive compensation, disability, salary continuation, severance, retention, retirement, pension, deferred compensation, vacation, sick pay or paid time off plans or policies, and any other material plans, agreements (including employment, consulting and collective bargaining agreements), policies, trust funds or arrangements (whether written or unwritten, insured or self-insured) (i) established, maintained, sponsored or contributed to (or with respect to which any obligation to contribute has been undertaken) by the Company, any of its Subsidiaries or any of their respective current ERISA Affiliates on behalf of any employee, officer, director, stockholder or other service provider of the Company or its Subsidiaries (whether current, former or retired) or their beneficiaries, or (ii) with respect to which the Company, its Subsidiaries or any of their respective current ERISA Affiliates has any material liability (whether contingent or actual) as to any such employee, officer, director, stockholder or other service provider or beneficiary (each a “Company Plan,” and collectively, the “Company Plans”).

(b)  The Company has made available to Parent:  (i) copies of all material documents setting forth the terms of each Company Plan, including all amendments thereto and all related trust documents; (ii) the three most recent annual reports (Form Series 5500), if any, required under ERISA or the Code in connection with each Company Plan; (iii) the most recent actuarial report (if any) for all Company Plans; (iv) the most recent summary plan description, if any, required under ERISA with respect to each Company Plan; (v) all material written administrative service agreements and group insurance contracts (if any) with respect to each Company Plan; (vi) the most recent IRS determination or opinion letter (if any) issued with respect to each Company Plan intended to be qualified under Section 401(a) of the Code; and (vii) any and all filings pending or made within the past three years under the IRS’ Employee Plans Compliance Resolution System Program or any of its predecessors or the Department of Labor Delinquent Filer Program with respect to any Company Plan.

(c)  None of the Company, its Subsidiaries, any of their respective ERISA Affiliates or any of their respective predecessors currently, or at any time in the past six years, contributed to, contributes to, has been required to contribute to, participated in or participates in or in any way, directly or indirectly, has or had any liability with respect to any plan subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA, or subject to Title IV of ERISA, including any “multiemployer plan” (within the meaning of Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code) or any “single-employer plan” (within the meaning of Section 4001(a)(15) of ERISA) that is subject to Section 4063, 4064 or 4069 of ERISA.

(d)  With respect to each of the Company Plans:  (i) each Company Plan intended to qualify under Section 401(a) of the Code has received a determination letter from the IRS regarding its qualified status under the Code for all statutory and regulatory changes with respect to plan qualification requirements for which the IRS will issue such a letter and nothing has occurred, whether by action or by failure to act, that caused or could reasonably cause the loss of such qualification; (ii) in all material respects, all payments required by each Company Plan, any collective bargaining agreement or other agreement, or by Law (including all contributions, insurance premiums or intercompany charges) with respect to all prior periods have been made or provided for by the Company or its Subsidiaries in accordance with the provisions of each of the Company Plans, applicable Law and GAAP; (iii) no Proceeding has been asserted, instituted or, to the Company’s knowledge, has been threatened or anticipated against any of the Company Plans or any of the assets of any trust of any of the Company Plans (other than routine claims for benefits and appeals of such claims), or, with respect to their capacities in relation to the Company Plans only and other than routine claims for benefits and appeals of such claims, against any trustee or fiduciaries of the Company Plans thereof, any of the Company’s or its Subsidiaries’ ERISA Affiliates, or any employee, officer, director, stockholder or other service provider of the Company or its Subsidiaries (whether current, former or retired); (iv) each Company Plan complies in form and has been maintained and operated in all material respects in accordance with its terms and applicable Law, including ERISA and the Code; (v) no non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code and Section 406 of ERISA, has occurred with respect to the Company Plans which could reasonably be expected to give rise to a material liability; (vi) no Company Plan is under, and neither the Company nor any of its Subsidiaries has received any notice of, an audit or investigation by the IRS, Department of Labor or any other Governmental Entity, and no such completed audit, if any, has resulted in the imposition of any material Tax or penalty; (vii) with respect to each Company Plan that is funded mostly or partially through an insurance policy, none of the Company, its Subsidiaries or any of their respective ERISA Affiliates currently has any material liability in the nature of retroactive rate adjustment, loss sharing arrangement or other actual or contingent material liability arising wholly or partially out of events occurring on or before the date of this Agreement or is reasonably expected to have such liability with respect to periods through the Effective Time; (viii) no Company Plan provides post-retirement health and welfare benefits to any current or former employee of the Company or its Subsidiaries, except as disclosed on Section 3.13(d) of the Company Disclosure Letter or as required under Section 4980B of the Code, Part 6 of Title I of ERISA or any other applicable Law; and (ix) there are no loans by the Company or any of its Subsidiaries to any of their respective executive officers or directors.

(e)  The consummation of the Merger alone, or in combination with any other event, including, without limitation, a termination of any employee, officer, director, stockholder or other service provider of the Company or its Subsidiaries (whether current, former or retired) or their beneficiaries, will not give rise to any liability under any Company Plan, including liability for severance pay, unemployment compensation, termination pay or withdrawal liability, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any employee, officer, director, stockholder or other service provider of the Company or its Subsidiaries (whether current, former or retired) or their beneficiaries.  No amount that could be received (whether in cash or property or the vesting of property) as a result of the consummation of the Merger by any employee, officer, director, stockholder or other service provider of the Company or its Subsidiaries under any Company Plan or otherwise would not be deductible by reason of Section 162(m) or Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code.  Neither the Company nor any of its Subsidiaries has any indemnity obligation on or after the Effective Time for any Taxes imposed under Section 4999 or 409A of the Code.  The Company has provided materially correct estimates (based on the assumptions stated in such estimates) of the following to Parent:  (i) the maximum amount that could be paid to each individual who could reasonably be a “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G–1) entitled to receive a “parachute payment” (as such term is defined in Treasury Regulations Section 1.280G-1) in connection with the Merger under all employment, severance and termination agreements currently in effect and under all other compensation arrangements and Company Plans currently in effect, assuming that the individual’s employment with the Company or its Subsidiaries is terminated immediately following the Effective Time, (ii) the “base amount” (as defined in Section 280G(b)(e) of the Code) for each such individual as of the date of this Agreement, and (iii) the vesting schedule (including any acceleration provisions with respect thereto) for each outstanding Company Option, Company Restricted Share or other equity award held by each such individual as of the date of this Agreement.

(f)  Except as provided in the Company Plans, neither the Company nor any of its Subsidiaries has made any promises or commitments to create any additional Company Plan or to modify or change in any material way any existing Company Plan.

(g)  Neither the Company nor any of its Subsidiaries has unfunded liabilities pursuant to any Company Plan that is not intended to be qualified under Section 401(a) of the Code and is either an “account balance plan” or “nonaccount balance plan” within the meaning of Section 409A of the Code and the plan aggregation rules thereunder.  Each Company Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) has been operated and administered in good faith compliance with Section 409A of the Code from the period beginning January 1, 2005 through December 31, 2008, and, if any amendments were reasonably necessary, has been amended prior to January 1, 2009 to comply in all material respects with Section 409A of the Code.

(h)  Except as would not be expected to give rise to a material liability, individually or in the aggregate, (i) any individual who performs services for the Company or any of its Subsidiaries and who is not treated as an employee for federal income Tax purposes by the Company or its Subsidiaries is not an employee under applicable Law or for any purpose including for Tax withholding purposes or Company Plan purposes; (ii) the Company and its Subsidiaries have no liability by reason of an individual who performs or performed services for the Company or its Subsidiaries in any capacity being improperly excluded from participating in a Company Plan; and (iii) each employee of the Company and its Subsidiaries has been properly classified as “exempt” or “non-exempt” under applicable Law.

(i)  Each Company Option (i) has an exercise price at least equal to the fair market value of Company Common Stock on a date no earlier than the date of the corporate action authorizing the grant, (ii) no Company Option has had its exercise date or grant date delayed or “back-dated” and (iii) all Company Options have been issued in compliance with all applicable Laws and properly accounted for in all material respects in accordance with GAAP.  Section 3.13(i) of the Company Disclosure Letter sets forth a complete and accurate list, as of the date of this Agreement, of:  (x) all Company Equity Plans, indicating for each Company Equity Plan the number of shares of Company Common Stock issued to date under such Company Equity Plans, the number of shares of Company Common Stock subject to outstanding Company Options and other equity awards and the number of shares of Company Common Stock reserved for future issuance under such Company Equity Plan and (y) all holders of outstanding Company Options or other equity awards, indicating with respect to each Company Option or other award the Company Equity Plan under which it was granted, the number of shares of Company Common Stock subject to such Company Option or other award, the exercise price and the date of grant, as applicable.  The Company has provided or made available to Parent complete and accurate copies of all Company Equity Plans and forms of all award agreements evidencing Company Options and other equity awards.

(j)  With respect to each Company Plan that is mandated by a government other than the United States or subject to the Laws of a jurisdiction outside of the United States (a “Foreign Company Plan”), the fair market value of the assets of each funded Foreign Company Plan, the liability of each insurer for any Foreign Company Plan funded through insurance or the book reserve established for any Foreign Company Plan, together with any accrued contributions, is sufficient in all material respects to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such Foreign Company Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Company Plan, and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations in any material respect.  Each Foreign Company Plan has been maintained and operated in all material respects in accordance with the applicable plan document and all applicable Laws and other requirements, and if intended to qualify for special Tax treatment, satisfies all requirements for such treatment in all material respects.

3.14  Insurance.  Section 3.14 of the Company Disclosure Letter contains a true, complete and correct list of all policies of insurance existing on the date hereof relating to the assets of the Company and its Subsidiaries and the business and employees of the Company and its Subsidiaries (except for any such policies maintained to provide benefits to employees under a benefit plan or arrangement described in Section 3.13 hereof).  All of such insurance policies are in full force and effect, and neither the Company nor any of its Subsidiaries is in default with respect to its material obligations under any of such insurance policies.  All premiums and other payments due from the Company and its Subsidiaries prior to the date of this Agreement under or on account of any such insurance policies have been paid as of the date hereof.  Such insurance policies are of the kinds, in the amounts and against the risks maintained by the Company and its Subsidiaries consistent with past practice.

3.15  Compliance with Laws; Permits.

(a)  Each of the Company and its Subsidiaries is in compliance in all material respects with all Laws applicable to the Company and its Subsidiaries or applicable to any Company Owned Real Property or any Company Ground Leased Property.  To the Company’s knowledge, neither the Company nor any of its Subsidiaries is under investigation with respect to, nor has the Company nor any of its Subsidiaries been threatened to be charged with or been given notice of any violation of, any applicable Law.

(b)  (i) Except as would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, each of the Company and its Subsidiaries has and maintains in full force and effect, and is in compliance with, all Permits necessary for each of the Company and its Subsidiaries to carry on their respective businesses as currently conducted and (ii) neither the Company nor any of its Subsidiaries has received notice that the Person issuing or authorizing any such Permit intends to terminate, or will refuse to renew or reissue, any such Permit upon its expiration.

(c)  Since January 31, 2009, each of the Company and its Subsidiaries has been and are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder.

3.16  Environmental Matters.

(a)  All references in this Section 3.16 to the Company shall include each entity comprising the Company, any Subsidiaries thereof and all predecessors thereto, and any Person or entity to the liabilities of which, pursuant to the Environmental Laws, contractually, by common law or by operation of law, the Company or any of its Subsidiaries have succeeded.

(b)  All of the operations of the Company, its Subsidiaries and their respective assets, including any operations at or from any Company Owned Real Property and any Company Leased Real Property (collectively, the “Company Real Property”) or any real property formerly owned, used, leased, occupied, managed or operated by the Company or any of its Subsidiaries (the “Former Company Real Property”), comply and have at all times been in material compliance with all applicable Environmental Laws.  Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other Person has engaged in, authorized, allowed or suffered any operations or activities upon any of the Company Real Property or Former Company Real Property for the purpose of or in any way involving the handling, manufacture, treatment, processing, storage, use, generation, release, discharge, emission, dumping or disposal of any Hazardous Substances at, on or under the Company Real Property or the Former Company Real Property, except in material compliance with all applicable Environmental Laws.

(c)  Neither the Company Real Property nor, to the knowledge of the Company, the Former Company Real Property contains any Hazardous Substances in, on, over, under or at it in concentrations that would currently violate Environmental Laws or impose liability or obligations on the Company or any Subsidiary under the Environmental Laws for any investigation, corrective action, remediation or monitoring of Hazardous Substances in, on, over, under or at such Company Real Property or Former Company Real Property.  None of such Company Real Property nor, to the knowledge of the Company, any Former Company Real Property is listed or proposed for listing on the National Priorities List pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., or any similar inventory of sites requiring investigation or remediation maintained by any state.  Neither the Company nor any of the Company’s Subsidiaries has received any notice, whether oral or written, from any Governmental Entity or other Person of any actual or threatened material Environmental Liabilities with respect to the Company, its Subsidiaries, the Company Real Property or the conduct of the businesses of the Company or any of its Subsidiaries.

(d)  There are no conditions existing at any Company Real Property that constitute, or which with the giving of notice or the passage of time or both may constitute material Environmental Liabilities requiring remedial or corrective action, removal or closure pursuant to the Environmental Laws.  To the knowledge of the Company, there are no conditions existing at any Former Company Real Property that constitute, or which with the giving of notice or the passage of time or both may constitute material Environmental Liabilities requiring remedial or corrective action, removal or closure pursuant to the Environmental Laws for which the Company, any Subsidiary of the Company or the Surviving Corporation could be liable.

(e)  Each of the Company and its Subsidiaries has all the material Permits necessary for the conduct of its businesses and operations that are required under applicable Environmental Laws and is in material compliance with the terms and conditions of all such Permits.

(f)  The Company has provided to Parent all material environmental reports, assessments, audits, studies, investigations, data and other written environmental information in its custody, possession or control concerning the Company, its Subsidiaries and their respective assets and the Company Real Property and Former Company Real Property.

(g)  Neither the Company nor any of its Subsidiaries has contractually, by operation of law, by the Environmental Laws, by common law or otherwise assumed or succeeded to any material Environmental Liabilities of any predecessors or any other Person.

(h)  None of the transactions contemplated by this Agreement or the Company Transaction Documents will trigger any filing requirement or other action under any applicable Environmental Law, including, without limitation, any environmental transfer law, including, without limitation, the New Jersey Industrial Site Recovery Act (N.J.S.A. §§13:1L-6 et seq.) and the Connecticut Real Property Transfer Act (C.G.S.A. 22a-134 et seq.).

(i)  The Company, its Subsidiaries, their businesses and their products are and have been in compliance with all applicable requirements under California’s Safe Drinking Water and Toxic Enforcement Act of 1986 (Proposition 65).

(j)  None of the matters disclosed on the Company Disclosure Letter or in the Company SEC Reports with respect to this Section 3.16, individually or in the aggregate, is reasonably likely to have a Parent Material Adverse Effect or a Company Material Adverse Effect.

3.17  Affiliated Transactions.  The Company has no knowledge that any current or former officer, director, stockholder or Affiliate of the Company or any of its Subsidiaries is a party to any material agreement, contract, commitment or transaction with the Company or any of its Subsidiaries or has any material interest in any material property used by the Company or any of its Subsidiaries or in a Person that is a party to any material Company Contract.

3.18  Labor and Employment Matters.

(a)  Section 3.18(a) of the Company Disclosure Letter sets forth a true, complete and correct list of the name, job position and current annual base rate of salary of all employees of the Company and its Subsidiaries whose current annual base rate of salary is in excess of $100,000.  To the knowledge of the Company, no such employee has indicated an intention to resign or retire.  Except for obligations set forth on Section 3.18(a) of the Company Disclosure Letter, the Company has accrued by adequate reserves on the Company Current Balance Sheet, in accordance with GAAP, all wages, salaries, bonuses, vacation pay and other direct, indirect and deferred compensation earned by, or accrued for the benefit of, all employees of the Company and its Subsidiaries.  Parent has been supplied with true, complete and correct copies of all currently in effect written employment codes, procedures, policies and employee manuals.  Except as described on Section 3.18(a) of the Company Disclosure Letter, there are no material non-written employee policies or procedures that are binding on the Company or its Subsidiaries or that would be binding on Parent, Merger Sub or the Surviving Corporation.

(b)  Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement and there are no labor unions, works councils or other organizations representing, purporting to represent or, to the knowledge of the Company, attempting to represent any employee of the Company or any of its Subsidiaries.  In the three years prior to the Closing Date, there has not been any actual or threatened strike, slowdown, picketing or work stoppage with respect to employees of the Company or any of its Subsidiaries and, to the knowledge of the Company, no such activity is anticipated.  There are no labor disputes currently subject to any grievance procedure, arbitration or litigation and there is no representation petition with any Governmental Entity pending, threatened or, to the knowledge of the Company, anticipated with respect to any employee of the Company or any of its Subsidiaries.  In the three years prior to the Closing Date, neither the Company nor any of its Subsidiaries has engaged in any unfair labor practices for which a claim has been made to the Company or any Governmental Entity and, to the knowledge of the Company, no facts exist that could reasonably be expected to give rise to an unfair labor practice charge within the meaning of the National Labor Relations Act.  The Company and its Subsidiaries are in compliance in all material respects with the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2109 et seq. and the regulations promulgated thereunder (the “WARN Act”) and any comparable state statute or regulation and, to the knowledge of the Company. the Company and its Subsidiaries are in compliance in all material respects with all applicable Laws relating to employment and employment practices, workers’ compensation, terms and conditions of employment, worker safety, wages and hours, civil rights, discrimination, immigration, and collective bargaining.  There have been no material claims of harassment, discrimination, retaliatory act or similar actions against any employee, officer or director of the Company or any of its Subsidiaries at any time during the past three years, no such claims are pending or threatened, and, to the knowledge of the Company, no such claim is anticipated.  The Company and its Subsidiaries are not required to have, and do not have, any affirmative action plans or programs.  To the Company’s knowledge, no employees of the Company or any of its Subsidiaries are in any material respect in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by the Company or any of its Subsidiaries or to the use of trade secrets or proprietary information of others.

3.19  Bank Accounts.  Section 3.19 of the Company Disclosure Letter sets forth a true, correct and complete list of the (a) name of each bank, savings and loan or other financial institution in which the Company and its Subsidiaries has an account, and the account numbers and names of all persons authorized to draw thereon or having access thereto, and (b) locations of all lock boxes and safe deposit boxes of the Company and its Subsidiaries and the names of all persons authorized to draw thereon or having access thereto.

3.20  Suppliers.  Section 3.20 of the Company Disclosure Letter sets forth a true, correct and complete list that (a) sets forth the names of the 20 largest suppliers by cost dollar volume of merchandise inventory purchased by the Company and its Subsidiaries during the most recent full fiscal year and (b) indicates the cost dollar volume purchased by the Company and its Subsidiaries from each such supplier during such fiscal year.  Except for letters of credit for outstanding purchase orders, neither the Company nor any of its Subsidiaries is required to provide any bonding or other financial security arrangements in connection with any transactions with any supplier in the ordinary course of its respective business.  Since December 31, 2008, there has been no termination, cancellation or material curtailment of the business relationship of the Company or any of its Subsidiaries with any such supplier, nor has any such supplier provided the Company with written notice of an intent to so terminate, cancel or materially curtail its business relationship with the Company or any of its Subsidiaries.

3.21  Inventory.  Section 3.21 of the Company Disclosure Letter sets forth true, complete and correct lists of (i) all domestic and international stores operated by the Company or any Affiliate or licensee thereof which, as of the date hereof, display the Signage on the exterior or interior thereof, along with the anticipated date for removal of the Signage from such store or closing of such store, (ii) all sublicenses pursuant to which the Company licenses any licensed Intellectual Property to any Person, (iii) all Inventory (A) on order from suppliers, (B) on hand and available for sale in any store operated by a Company or any Affiliate or licensee thereof, and (C) located at a distribution, storage or similar facility, and in the case of (A), (B) and (C), the value of such Inventory.

3.22  Brokerage.  Except for Peter J. Solomon Company (the “Company Financial Advisor”), no Person is entitled to any brokerage, finder’s or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company for which Parent or Company could become liable or obligated.  A true and complete copy of the agreement between the Company and the Company Financial Advisor setting forth all of the fees payable to the Company Financial Advisor and other terms of the retention of the Company Financial Advisor have been provided or made available to Parent.

3.23  Fairness Opinion.  The Company’s Board of Directors has received an opinion from the Company Financial Advisor to the effect that, as of the date of such opinion, the Merger Consideration to be received by the holders of the Company Common Stock pursuant to this Agreement is fair from a financial point of view to the holders of the Company Common Stock.

3.24  Vote Required.  Based upon the accuracy of the representation in Section 4.19 hereof, the Company Stockholder Approval is the only vote of any class or series of the capital stock of the Company required to adopt this Agreement and the transactions contemplated by this Agreement.

3.25  Takeover Statutes.  Based upon the accuracy of the representation in Section 4.19 hereof, the Board of Directors of the Company has taken all actions so that the restrictions contained in Section 203 of the DGCL (“Section 203”) applicable to a “business combination” (as defined in such Section 203) or any other similar Law will not apply to Parent in connection with the execution and delivery of this Agreement, the consummation of the Merger or the other transactions contemplated by this Agreement.

3.26  Company Rights Agreement.  The Company has taken all actions necessary to (a) render the Rights Agreement inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement, (b) ensure that neither Parent nor Merger Sub is deemed to be a 15% Stockholder (as defined in the Rights Agreement) for purposes of the Rights Agreement, (c) ensure that none of a Distribution Date, a Section 13(a) Event, a 15% Ownership Date or a Section 11(a)(ii) Event (as such terms are defined in the Rights Agreement) will occur solely by reason of the execution or delivery of this Agreement or the consummation of the Merger and the other transactions contemplated by this Agreement, and (d) provide that the Expiration Date (as defined in the Rights Agreement) shall occur immediately prior to the Effective Time.

3.27  Article Eleventh of Charter.  Based upon the accuracy of the representation in Section 4.19 hereof, the Board of Directors of the Company has taken all actions so that the restrictions on “Business Combinations” contained in Article Eleventh of the Amended and Restated Certificate of Incorporation of the Company (“Article Eleventh”) will not apply to Parent, this Agreement or any of the transactions contemplated hereby, including by having a majority of the “Article 11 Continuing Directors” approve this Agreement and the transactions contemplated hereby.

3.28  No Material Misstatement or Omission.  No representation or warranty by the Company in this Agreement and no information contained in the Company Disclosure Letter contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statement made herein or therein, in light of the circumstances under which they were made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth on the disclosure letter delivered to the Company by Parent and Merger Sub on or prior to the date of the execution of this Agreement (the “Parent Disclosure Letter”) and except as disclosed in the Annual Report on Form 10-K of Parent for the year ended July 26, 2008 (the “Parent Form 10-K”) and the Quarterly Reports on Form 10-Q and the Current Reports on Form 8-K of Parent, in each case, filed from the date of the filing of the Parent Form 10-K to the date of this Agreement (other than disclosures in the “Risk Factors” or “Forward Looking Statements” sections of such reports and except as expressly provided in Section 4.6 of the Parent Disclosure Letter), Parent and Merger Sub hereby jointly and severally represent and warrant to the Company that:

4.1  Organization and Qualification.  Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Connecticut and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and each of Parent and Merger Sub has all requisite corporate power and authority and all authorizations, licenses and Permits necessary to own and operate its properties and to carry on its businesses as now conducted.  Each of Parent and Merger Sub is qualified to do business in every jurisdiction in which its ownership of property or the conduct of its businesses as now conducted requires it to qualify, except where the failure to be so qualified as a foreign corporation would not have, either individually or in the aggregate, a Parent Material Adverse Effect.  Parent has made available to the Company a complete and correct copy of the certificate or articles of incorporation and bylaws, each as amended to date, of Parent and Merger Sub.  Neither Parent nor Merger Sub is in violation of any of the provisions of its certificate or articles of incorporation or bylaws.

4.2  Subsidiaries. Except as set forth in Section 4.2 of the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries owns or holds the right to acquire any stock, partnership interest, joint venture interest or other equity ownership interest in any other Person.  Except as set forth in Section 4.2 of the Parent Disclosure Letter, there are no contractual obligations of Parent or any of its Subsidiaries to make any loan to, or any investment (in the form of a capital contribution or otherwise) in, any Subsidiary of Parent or any other Person.  Each Subsidiary of Parent is either wholly owned by Parent or a Subsidiary or Subsidiaries of Parent as indicated on Section 4.2 of the Parent Disclosure Letter.  Each outstanding share of capital stock of or other equity interest in each of Parent’s Subsidiaries is owned by Parent or a wholly owned Subsidiary of Parent, free and clear of any Liens, except Permitted Liens.  Each Subsidiary of Parent is validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, has all requisite corporate power and authority and all authorizations, licenses and Permits necessary to own its properties and to carry on its businesses and is qualified to do business in every jurisdiction in which its ownership of property or the conduct of its businesses requires it to qualify, except where the failure to be qualified as a foreign corporation would not have, either individually or in the aggregate, a Parent Material Adverse Effect.

4.3  Authorization; Valid and Binding Agreement.

(a)  Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and each other certificate, agreement, document and instrument to be executed and delivered by the Parent or Merger Sub in connection with the transactions contemplated by this Agreement (collectively, the “Parent Transaction Documents”) and to perform its obligations hereunder and thereunder and to consummate, on the terms and subject to the conditions hereof and thereof, the transactions contemplated hereby and thereby, subject in the case of the consummation of the Merger to the adoption of this Agreement by Parent as the sole stockholder of Merger Sub (which shall occur immediately after the execution and delivery of this Agreement).  All corporate action on the part of Parent, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement and each of the Parent Transactions Documents and the performance of all obligations of Parent hereunder and thereunder has been taken, subject only to the adoption of this Agreement by Parent as the sole stockholder of Merger Sub (which shall occur immediately after the execution and delivery of this Agreement).  This Agreement and each of the Parent Transaction Documents have been duly executed and delivered by Parent and Merger Sub or, in the case of the Parent Transaction Document to be executed and delivered hereafter, each such Parent Transaction Document will have been duly executed and delivered as of the Closing Date.  This Agreement and each of the Parent Transaction Documents each constitute or, in the case of any Parent Transaction Documents to be executed hereafter, each such Parent Transaction Document will constitute a legal valid and binding obligation of Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, will be enforceable against Parent and Merger Sub in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.  As of the date of this Agreement, the Board of Directors of each of Parent and Merger Sub has approved, adopted and declared advisable the execution, delivery and performance of this Agreement and consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement.

(b)  Except as set forth on Section 4.3(b) of the Parent Disclosure Letter, neither the execution, delivery or performance of this Agreement and the Parent Transaction Documents by Parent or Merger Sub nor the consummation of the Merger by Parent, Merger Sub or any of their respective Subsidiaries will, directly or indirectly (with or without the giving of notice or the passage of time or both), (i)  require any consent, approval or other action of any Person under any Parent Contract, (ii) (A) violate, result in a breach of, conflict with or entitle any Governmental Entity or any other Person to accelerate the maturity or performance under, amend, call a default under, exercise any remedy under, modify, rescind, suspend or terminate or (B) create any material obligation on the part of Parent or Merger Sub that it was not obligated to perform immediately before such Parent Transaction Document was executed under, any term of any such Parent Contract or any Law, (iii) violate or result in the material breach of any term of the certificate or articles of incorporation or bylaws or other organizational documents or resolution of the Board of Directors, any committee of the Board of Directors, stockholders or comparable bodies of Parent, Merger Sub or any of their respective Subsidiaries or (iv) result in the amendment, creation, imposition or modification of any Lien other than a Permitted Lien upon or with respect to any of the material properties or assets that Parent, Merger Sub or any of their respective Subsidiaries owns, uses or purports to own or use.

4.4  Governmental Filings;  No Violations.  Except for (a) the applicable requirements, if any, of Blue Sky Laws, (b) the pre-merger notification requirements of the HSR Act, (c) filings under the Exchange Act and the Securities Act, (d) any filings required under the rules and regulations of the NASDAQ and (e) the filing of the Certificate of Merger pursuant to the DGCL, the execution and delivery of this Agreement and each of the Parent Transaction Documents by Parent and Merger Sub and the consummation of the transactions contemplated hereby and thereby do not (i) require any material authorization, consent, approval, exemption or other action by or notice to any court or Governmental Entity, (ii) conflict with or result in a material breach of the provisions of Parent’s or any of its Subsidiary’s certificate or articles of incorporation or bylaws or other organizational documents, or (iii) conflict with or result in a material breach of any Law to which Parent or any of its Subsidiaries is subject.

4.5  Capital Stock.  The authorized capital stock of Parent consists of (a) 100,000 shares of preferred stock, par value $.05 per share, of which, as of the date of this Agreement, no shares are issued and outstanding and (b) 165,000,000 shares of Parent Common Stock, of which, as of the date of this Agreement, 60,191,619 shares are issued and outstanding.  As of the date of this Agreement, there are outstanding options to purchase an aggregate of 7,240,153 shares of Parent Common Stock.  All outstanding shares of Parent Common Stock and the shares of Parent Common Stock constituting the Merger Consideration have been duly authorized and all outstanding shares of Parent Common Stock are, and the shares of Parent Common Stock constituting the Merger Consideration, upon issuance in accordance with the terms hereof, will be, validly issued, fully paid and nonassessable.  Except as set forth on Section 4.5 of the Parent Disclosure Letter and other than pursuant to the Parent’s equity compensation plans, there are no outstanding, and there have not been reserved for issuance any:  (i) shares of capital stock or other voting securities of Parent or its Subsidiaries; (ii) securities of Parent or its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of Parent or its Subsidiaries; (iii) options or other rights to acquire from Parent or its Subsidiaries, or obligations of Parent or its Subsidiaries to issue, any shares of capital stock, voting securities or securities convertible into or exchangeable for shares of capital stock or voting securities of Parent or its Subsidiaries, as the case may be; or (iv) equity equivalent interests in the ownership or earnings of Parent or its Subsidiaries or other similar rights (the items in clauses (i) through (iv) collectively, “Parent Securities”).  There are no outstanding obligations of Parent or its Subsidiaries to repurchase, redeem or otherwise acquire any Parent Securities.  There are no stockholder agreements, voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries are bound relating to the voting, purchase, transfer or registration of any shares of capital stock of Parent or any of its Subsidiaries or preemptive rights with respect thereto.

4.6  Parent SEC Reports.

(a)  Parent has timely filed with or otherwise furnished (as applicable) to the SEC all forms, reports, schedules, statements, certifications and other documents required to be filed or furnished by it under the Securities Act or the Exchange Act since July 26, 2008 (such documents, as supplemented or amended since the time of filing, and together with all information incorporated by reference therein, the “Parent SEC Reports”).  No Subsidiary of Parent is required to make any filings with the SEC.  As of their respective dates, the Parent SEC Reports, including any financial statements or schedules included or incorporated by reference therein, at the time filed (i) complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Reports, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)  Parent maintains a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) that has been designed to provide reasonable assurance that:  (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c)  Parent maintains a system of “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) necessary in order for the Chief Executive Officer and Chief Financial Officer of Parent to engage in the review and evaluation process mandated by the Exchange Act and the rules promulgated thereunder.  Parent’s “disclosure controls and procedures” are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of Parent required under the Exchange Act with respect to such reports.

(d)  Since July 26, 2008, Parent has not received any oral or written notification of a (x) “significant deficiency” or (y) “material weakness” in Parent’s internal controls over financial reporting.  The terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in the Statements of Auditing Standards 112, as in effect on the date hereof.

(e)  Parent has provided or made available to the Company copies of all correspondence sent to or received from the SEC by Parent or its Subsidiaries or their respective counsel or accountants since July 26, 2008.  As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Parent SEC Reports.

(f)  The audited consolidated financial statements included in the Parent Form 10-K and the unaudited consolidated interim financial statements included in Parent’s quarterly report on Form 10-Q for the quarter ended April 25, 2009 (including any related notes and schedules) and the other financial statements included in Parent SEC Reports fairly present, in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods set forth therein, and in each case were prepared in accordance with GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto and subject, in the case of financial statements for quarterly periods, to normal year-end adjustments not material in amount).  The books of account and other financial records of Parent and each of its Subsidiaries are true and complete in all material respects, reflect only actual transactions and are maintained in accordance with GAAP.

(g)  Since July 26, 2008, no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any Subsidiary of Parent, has reported to Parent’s chief legal counsel or Chief Executive Officer evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents pursuant to Section 307 of the Sarbanes-Oxley Act.

(h)  Since July 26, 2008, to the knowledge of Parent, no employee of Parent or any of its Subsidiaries has provided or is providing information to any law enforcement agency or Governmental Entity regarding the commission or possible commission of any crime or the violation or possible violation of any applicable legal requirements of the type described in Section 806 of the Sarbanes-Oxley Act by Parent or any of its Subsidiaries.

(i)  There are no liabilities or obligations of Parent or any of its Subsidiaries (whether accrued, contingent, absolute, determined or determinable) other than: (i) liabilities or obligations disclosed or provided for in the unaudited consolidated balance sheet of the Company as of April 25, 2009 or disclosed in the notes thereto (the “Parent Current Balance Sheet”); (ii) liabilities or obligations incurred after April 25, 2009 in the ordinary course of Parent’s business that are not individually or in the aggregate material to Parent and its Subsidiaries, taken as a whole;  (iii) liabilities incurred in connection with the transactions contemplated by this Agreement or disclosed on Section 4.6 of the Parent Disclosure Letter; (iv) liabilities under any agreement, lease, note, mortgage, indenture or other obligation of Parent or any of its Subsidiaries, which is not in violation of the terms of this Agreement; and (v) other liabilities that are not, either individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole.

(j)  The consolidated financial statements of Parent for all periods commencing after February 4, 2007 are in material compliance with the requirements of the FIN 48 and Parent and its Subsidiaries have provided or made available to the Company any and all of their respective accounting work papers with respect to compliance with the FIN 48 that the Company or its Representatives have reasonably requested.

4.7  Absence of Certain Changes or Events.  Since July 26, 2008, the business of Parent and its Subsidiaries has been conducted in all material respects in the ordinary course consistent with past practice.  From July 26, 2008 thru the date of this Agreement, there has not been any event, occurrence or development that has had, either individually or in the aggregate, a Parent Material Adverse Effect.

4.8  Title to Properties.  Parent or one of its Subsidiaries owns good and marketable title to, or holds pursuant to valid and enforceable leases, all of the material personal and real property shown to be owned by them on the Parent Current Balance Sheet, free and clear of all Liens, except for Permitted Liens or other imperfections of title, if any, that, individually or in the aggregate, would not be reasonably expected to have a Parent Material Adverse Effect.  All material personal property shown to be owned by Parent and its Subsidiaries on the Parent Current Balance Sheet have been maintained in accordance with Parent’s and its Subsidiaries’ normal practices and are in usable condition for the operation of Parent’s and its Subsidiaries’ businesses, ordinary wear and tear excepted.

4.9  Tax Matters.  Parent has timely filed all Tax Returns that it was required to file.  All such Tax Returns are true, correct and complete in all material respects.  Except as set forth on Section 4.9 of the Parent Disclosure Letter, all material Taxes due and payable by Parent (whether or not shown on such Tax Returns) have been fully paid or properly accrued in accordance with GAAP.  There are no audits, claims, deficiencies, assessments, levies, administrative or judicial Proceedings pending, or to Parent’s knowledge threatened, against Parent by any taxing authority.  As of the date hereof, neither Parent nor any of its Affiliates has taken or agreed to take any action, nor does Parent have knowledge of any fact or circumstance, that would prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.10  Material Contracts.

(a)  All agreements, contracts and understandings that are required to be described in the Parent SEC Reports or required to be filed as exhibits thereto (the “Parent Contracts”) have been described or filed as required.

(b)  Each of the Parent Contracts is a valid and binding obligation of Parent (or the Subsidiaries of Parent party thereto), and to Parent’s knowledge, the other parties thereto, enforceable against Parent and its Subsidiaries and, to Parent’s knowledge, the other parties thereto in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium, reorganization, arrangement or similar Laws affecting creditors’ rights generally and by general principles of equity.

(c)  Neither Parent nor any of its Subsidiaries is, nor to Parent’s knowledge is any other party, in breach, default or violation (and no event has occurred or not occurred through Parent’s or any of its Subsidiaries’ action or inaction or, to Parent’s knowledge, through the action or inaction of any third party, that with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of any Parent Contract to which Parent or any of its Subsidiaries is now a party, or by which any of them or any of their respective properties or assets may be bound, except for breaches, defaults or violations that would not have, either individually or in the aggregate, a Parent Material Adverse Effect.

4.11  Litigation. There is no Proceeding pending or, to Parent’s knowledge, threatened (or any basis therefor known to Parent) against Parent or any of its Subsidiaries or their respective assets or properties, or their respective officers and directors, in their capacity as such, before or by any court, arbitrator or Governmental Entity that, if settled or adversely determined, might reasonably be expected to result in a settlement or judgment in an amount in excess (including reasonable attorneys’ fees) of $500,000 or which challenges this Agreement or the Parent Transaction Documents or the transactions contemplated hereby or thereby.  There is no unsatisfied judgment or award, decision, decree, injunction, rule or order of any Governmental Entity, court or arbitrator outstanding against Parent or any of its Subsidiaries that might materially and adversely affect Parent’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement and the Parent Transaction Documents.

4.12  Benefit Plans.

(a)  None of Parent, its Subsidiaries, any of their respective ERISA Affiliates or any of their respective predecessors currently, or at any time in the past six years, contributed to, contributes to, has been required to contribute to, participated in or participates in or in any way, directly or indirectly, has or had any liability with respect to any plan subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA, or subject to Title IV of ERISA, including any “multiemployer plan” (within the meaning of Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code) or any “single-employer plan” (within the meaning of Section 4001(a)(15) of ERISA) that is subject to Section 4063, 4064 or 4069 of ERISA.

(b)  Each stock option granted by Parent (i) has an exercise price at least equal to the fair market value of Parent’s common stock on a date no earlier than the date of the corporate action authorizing the grant, (ii) no such option has had its exercise date or grant date delayed or “back-dated” and (iii) all such options have been issued in compliance with all applicable Laws and properly accounted for in all material respects in accordance with GAAP.

4.13  Compliance with Laws; Permits.

(a)  Parent and each of its Subsidiaries are in compliance in all material respects with all Laws applicable to Parent and its Subsidiaries.  Except as would not have, either individually or in the aggregate, a Parent Material Adverse Effect, to Parent’s knowledge, neither Parent nor any of its Subsidiaries is under investigation with respect to, nor has Parent nor any of its Subsidiaries been threatened to be charged with or been given notice of any violation of, any applicable Law.

(b)  (i) Except as would not reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect, each of Parent and its Subsidiaries has and maintains in full force and effect, and is in compliance with, all Permits necessary for Parent and each of its Subsidiaries to carry on their respective businesses as currently conducted and (ii) neither Parent nor any of its Subsidiaries has received notice that the Person issuing or authorizing any such Permit intends to terminate or will refuse to renew or reissue any such Permit upon its expiration.

(c)  Since July 26, 2008 , each of the Company and its Subsidiaries has been and are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder.

4.14  Environmental Matters.  Except as set forth on Section 4.14 of the Parent Disclosure Letter or as would not have, either individually or in the aggregate, a Parent Material Adverse Effect:

(a)  Parent and its Subsidiaries are in compliance with all applicable Environmental Laws.

(b)  Each of Parent and its Subsidiaries has all Permits necessary for the conduct of its business and operations which are required under applicable Environmental Laws and each of Parent and its Subsidiaries is in full compliance with the terms and conditions of all such Permits.

(c)   Neither Parent nor any of its Subsidiaries has received any written notice from any Governmental Entity or other Person of any pending actual or threatened Environmental Liabilities of Parent or any Subsidiary of Parent.

(d)  To the knowledge of Parent, there are no conditions existing at any site formerly or currently owned or occupied by Parent or its Subsidiaries, nor any site at which Hazardous Substances may have been transported or disposed by Parent or its Subsidiaries, that constitute, or which with the giving of notice or the passage of time or both, may constitute material Environmental Liabilities requiring remedial or corrective action, removal or closure pursuant to the Environmental Laws for which Parent or any of its Subsidiaries could be liable.

4.15  Brokerage.  There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Parent or Merger Sub for which the Company could become liable or obligated.

4.16  Sufficient Funds.  Parent’s available cash will be sufficient to consummate the transactions contemplated by this Agreement and to pay all related fees and expenses for which Parent and Merger Sub will be responsible.

4.17  Operations of Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted and will conduct its operations prior to the Effective Time only as contemplated by this Agreement.  All shares of capital stock of Merger Sub are owned directly by Parent.

4.18  No Material Misstatement or Omission.  No representation or warranty by Parent or Merger Sub in this Agreement and no information contained in the Parent Disclosure Letter contains any untrue statements of a material fact or omits to state any material fact necessary in order to make the statement made herein or therein, in light of the circumstances under which they were made, not misleading.

4.19  Ownership of Company Common Stock.  For the period beginning three years prior to the date hereof, neither Parent nor Merger Sub has “owned”  (as defined in Section 203) or “beneficially owned” (as defined in the Rights Agreement or Article Eleventh) any shares of Company Common Stock.

4.20  Affiliated Transactions.  Parent has no knowledge that any current or former officer, director, stockholder or Affiliate of Parent or any of its Subsidiaries is a party to any material agreement, contract, commitment or transaction with Parent or any of its Subsidiaries or has any material interest in any material property used by Parent or any of its Subsidiaries or in a Person that is a party to any material Parent Contract.

4.21  Labor and Employment Matters.  To the knowledge of Parent, Parent and its Subsidiaries are in compliance in all material respects with all applicable Laws relating to employment and employment practices, workers’ compensation, terms and conditions of employment, worker safety, wages and hours, civil rights, discrimination, immigration, collective bargaining and the WARN Act and any comparable state statute or regulation.

4.22  No Other Representations and Warranties.  Except for the representations and warranties contained in Article III of this Agreement, neither Parent nor Merger Sub has relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to the Company or with respect to any information provided to or made available to Parent or Merger Sub in connection with the transactions contemplated hereunder.

ARTICLE V

CERTAIN PRE-CLOSING COVENANTS

5.1  Conduct of the Business of the Company.  The Company covenants and agrees as to itself and its Subsidiaries that, from the date of this Agreement and continuing until the Effective Time, except (i) as expressly contemplated or permitted by this Agreement, (ii) as required by Law, (iii) to the extent Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), or (iv) as set forth on Section 5.1 of the Company Disclosure Letter, the Company (A) shall conduct its business in all material respects only in the ordinary course of business, consistent with past practice, and, to the extent consistent therewith, it and its Subsidiaries shall use their respective reasonable best efforts to (i) preserve their business organization intact, preserve the Company Contracts in force and maintain existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, officers, employees, business associates and consultants, (ii) maintain and keep material properties and assets in good repair and condition, (iii) maintain in effect all material governmental Permits pursuant to which the Company or any of its Subsidiaries currently operates and (iv) maintain and enforce all Company Intellectual Property Rights; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1 shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision, and (B) shall not, and shall cause each Subsidiary not to, without Parent’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned):

(i)  (A) issue, sell, purchase or redeem any shares of its or any Subsidiary’s capital stock or any Company Security (other than pursuant to the terms of any Company Plan or any awards made under the Company Equity Plans), (B) effect any recapitalization, reclassification, stock dividend, stock split or like change in its capitalization, (C) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property), in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned Subsidiary to its parent, (D) amend or otherwise change its or any Subsidiary’s certificate or articles of incorporation or bylaws (or equivalent organizational documents), (E) make any acquisition of, or investment in, assets (other than the purchase of supplies or inventory in the ordinary course of business, consistent with past practice) or stock (whether by way of merger, consolidation, tender offer, share exchange or other activity) in any transaction or any series of related transactions for an aggregate purchase price or prices, in excess of $250,000, other than in the ordinary course of business, consistent with past practice, or (F) enter into any agreement with respect to the voting of the capital stock of the Company;

(ii)  incur any Indebtedness or sell, lease, sublease, license or permit to be subject to any Lien, other than a Permitted Lien, or otherwise dispose of any of its material properties or assets (including, without limitation, any Company Owned Real Property or any Company Ground Leased Property);

(iii)  (A) enter into any new line of business or make or agree to make any new capital expenditure in excess of $250,000 or that, in the aggregate, are in excess of $500,000, other than in the ordinary course of business, consistent with past practice, (B) except in the ordinary course of business, consistent with past practice, modify, amend or terminate any material contract to which the Company or any of its Subsidiaries is a party or knowingly waive, release or assign any material rights or claims thereunder, or (C) dispose of, grant or permit to lapse any material Company Intellectual Property Rights or dispose of or disclose to any Person, other than to Representatives of the Company or Parent, any material trade secret;

(iv)  discharge, settle, compromise, assign or satisfy any claim, whether or not pending before a Governmental Entity, (A) outside of the ordinary course of business, consistent with past practice, or (B) except where such discharge, settlement, compromise or satisfaction of any claim would result in payments (individually and not in the aggregate), net of insurance, by the Company or any of its Subsidiaries of less than $250,000;

(v)  (A) except (1) to the extent required by applicable Law or by written agreements or Company Plans existing prior to the date of this Agreement that have been disclosed or made available to Parent or (2) for ordinary course salary increases, bonuses or other compensation granted to non-officer employees, grant or announce any stock option, equity or incentive awards or the increase in the salaries, bonuses or other compensation and benefits payable by the Company or any of its Subsidiaries to any of the employees, officers, directors or consultants of the Company or any of its Subsidiaries, (B) hire any new employees, except in the ordinary course of business consistent with past practice with respect to employees with an annual base salary not to exceed $100,000, (C) except to the extent required by applicable Law or by any existing Company Plan or written agreement existing on the date of this Agreement that has been disclosed or made available to Parent or in the ordinary course of business (other than in connection with a Company-instituted reduction in force) consistent with past practice for non-officer employees, pay or agree to pay any pension, retirement allowance, termination or severance pay, bonus or other material employee benefit to any employee, officer, director or consultant of the Company or any of its Subsidiaries, whether past or present, (D) except to the extent required by applicable Law or by any existing Company Plan or written agreement existing on the date of this Agreement that has been disclosed or made available to Parent, enter into or amend any contract of employment or any consulting, bonus, severance, retention, retirement or similar agreement, except for agreements for newly hired employees in the ordinary course of business consistent with past practice with an annual base rate of salary not to exceed $100,000 or (E) enter into or adopt any new, or materially increase benefits under or renew (other than automatic renewals pursuant to an existing Company Plan or written agreement existing on the date of this Agreement), amend or terminate any existing, Company Plan or benefit arrangement or any collective bargaining agreement;

(vi)  except as required by GAAP or under applicable Law and as concurred with by the Company’s independent auditors, make any material change in accounting methods, principles or practices;

(vii)  enter into any contract that limits or otherwise restricts the Company or any of its Subsidiaries or any of their respective Affiliates or any successor thereto from engaging or competing in any line of business or product line or in any geographic area (excluding any marketing agreement relating to cross-promotional campaigns with third parties made in the ordinary course of business consistent with past practice);

(viii)  make, revoke or amend any Tax election, adopt or change any method of accounting, extend or waive the application of any statute of limitation regarding the assessment or collection of any Tax, settle or compromise any Tax liability or refund or file any amended Tax Return; or

(ix)  authorize any of, or commit or agree to take any of, the foregoing actions other than as provided for in this Section 5.1.

5.2  No Control of the Company’s Business.  Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time.

5.3  Certificates.  The Company, Parent and Merger Sub shall execute and deliver to each of O’Melveny & Myers LLP, counsel to the Company, and, Proskauer Rose LLP, counsel to Parent and Merger Sub, certificates substantially in the forms attached hereto as Exhibit C and Exhibit D, respectively, at such time or times as reasonably requested by each law firm in connection with its delivery of the opinion referred to in Section 7.3(d) or Section 7.2(c), as the case may be.

5.4  Certain Actions.  Prior to the Effective Time, neither the Company, Parent, Merger Sub nor any of their respective Affiliates shall take or agree to take any action that would reasonably be likely to prevent the Merger from qualifying as a “reorganization” under Section 368(a) of the Code.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1  Registration Statement; Proxy/Prospectus.

(a)  As promptly as practicable after the execution of this Agreement, the Company shall prepare and file with the SEC a proxy statement in preliminary form relating to the Stockholders’ Meeting (together with any amendments thereof or supplements thereto, the “Proxy Statement”) and Parent shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement” and the prospectus contained in the Registration Statement together with the Proxy Statement, the “Proxy/Prospectus”), in which the Proxy Statement shall be included, in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued to the stockholders of the Company as the Merger Consideration.  Each of Parent and the Company shall use its reasonable best efforts to cause the Registration Statement to become effective and the Proxy Statement to be cleared by the SEC as promptly as practicable, and, prior to the effective date of the Registration Statement, Parent shall take all actions reasonably required under any applicable federal securities Laws or Blue Sky Laws in connection with the issuance of shares of Parent Common Stock pursuant to the Merger.  Each of Parent and the Company shall furnish all information concerning it and the holders of its capital stock as the other may reasonably request in connection with such actions and the preparation of the Registration Statement and the Proxy Statement.  As promptly as reasonably practicable after the Registration Statement shall have become effective and the Proxy Statement shall have been cleared by the SEC, the Company shall mail or cause to be mailed or otherwise make available in accordance with the Securities Act and the Exchange Act the Proxy/Prospectus to its stockholders; provided, however, that the parties shall consult and cooperate with each other in determining the appropriate time for mailing or otherwise making available to the Company’s stockholders the Proxy/Prospectus in light of the date set for the Stockholders’ Meeting.  No filing of, or amendment of or supplement to, the Proxy Statement shall be made by the Company, and no filing of, or amendment or supplement to, the Registration Statement shall be made by Parent, in each case, without the prior written consent of the Company and Parent, such consent not to be unreasonably withheld, conditioned or delayed.  Each of Parent and the Company shall advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

(b)  The Company and Parent represent that the information supplied by it for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy/Prospectus (or any amendment thereof or supplement thereto) is first mailed or made available to the stockholders of the Company or (iii) the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(c)  If at any time prior to the Effective Time any event or circumstance relating to the Company or Parent, or any of their respective Subsidiaries, or their respective officers or directors, or any of their holders of capital stock, is discovered by a party which should be set forth in an amendment of or a supplement to the Registration Statement or Proxy Statement so that such document does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make statements therein, in light of the circumstances under which they are made, not misleading, such party shall promptly inform the other party and Parent and the Company shall promptly file with the SEC any such amendment or supplement to the Registration Statement, respectively.  Parent and the Company shall use reasonable best efforts to have such amendment or supplement cleared for mailing as soon as practicable and shall, as required under applicable Law, disseminate the information contained in such amendment or supplement to Company stockholders.

(d)  Each of Parent and the Company shall use reasonable best efforts to cause all documents that it is responsible for filing with the SEC in connection with the transactions contemplated herein to comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

6.2  Meeting of Company Stockholders; Board Recommendation.

(a)  Meeting of Company Stockholders.  The Company shall take all action necessary in accordance with the DGCL and its certificate of incorporation and bylaws to call, hold and convene a meeting of its stockholders to consider the adoption of this Agreement (the “Stockholders’ Meeting”) to be held as promptly as reasonably practicable following the distribution of the definitive Proxy/Prospectus to its stockholders.  Subject to Section 6.2(c), the Company will use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement.  The Company may adjourn or postpone the Stockholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy/Prospectus is provided to its stockholders in advance of a vote on this Agreement or, if as of the time for which the Stockholders’ Meeting is originally scheduled (as set forth in the Proxy/Prospectus) there are insufficient shares of Company Common Stock voting in favor of the adoption of this Agreement or represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Stockholders’ Meeting; provided, however, that, unless this Agreement shall be terminated in accordance with its terms, the Company shall be obligated to call, give notice of, convene and hold the Stockholders’ Meeting, and submit this Agreement to its stockholders for adoption, regardless of the commencement, disclosure, announcement or submission to it of any Acquisition Proposal or of any Change of Recommendation.

(b)  Board Recommendation.  Except to the extent expressly permitted by Section 6.2(c):  (i) the Board of Directors of the Company has and shall recommend that its stockholders vote in favor of adoption of this Agreement at the Stockholders’ Meeting, (ii) the Proxy/Prospectus shall include a statement to the effect that the Board of Directors of the Company has recommended that the Company’s stockholders vote in favor of adoption of this Agreement at the Stockholders’ Meeting and (iii) neither the Board of Directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, in a manner adverse to Parent, the Board Recommendation, or approve or adopt or propose publicly to approve or adopt any Acquisition Proposal.

(c)  Change of Board Recommendation.  Prior to the adoption of this Agreement by the Company’s stockholders and subject to compliance by the Company with Section 6.4, the Board of Directors of the Company may withhold, withdraw, qualify or modify the Board Recommendation or approve, adopt, recommend or otherwise declare advisable any Superior Proposal made after the date hereof and not solicited, initiated or encouraged in breach of this Agreement (any of the foregoing, a “Change of Recommendation”), if, subject to compliance by the Company with this Section 6.2 and Section 6.4, the Board of Directors of the Company determines in good faith, after consultation with the Company’s outside legal counsel, that failure to take such action would be reasonably likely to result in a breach of the fiduciary duties of the Company’s Board of Directors under applicable Law; provided, however, that (A) no Change of Recommendation may be made in response to a Superior Proposal (i) until after at least four Business Days following Parent’s receipt of written notice from the Company advising that the Board of Directors of the Company intends to take such action in response to the receipt by the Company of a Superior Proposal, attaching the most current version of any proposed agreement or a writing containing a summary of the material terms of any such proposal and the identity of the offeror, and (ii) unless Parent or Merger Sub does not make, within such four Business Day period, an offer that is at least as favorable to the stockholders of the Company, as determined by the Board of Directors of the Company in good faith (after consultation with its financial advisor), as such Superior Proposal (it being understood that the Company shall not make a Change of Recommendation during such four Business Day period, and that any amendment to the economic terms or other material terms of such Superior Proposal shall require a new written notification from the Company and an additional three Business Day period) and (B) no Change of Recommendation may be made other than in response to a Superior Proposal (i) until after at least four Business Days following Parent’s receipt of written notice from the Company advising that the Board of Directors of the Company intends to take such action, attaching a written explanation of the reasons for such action, and (ii) unless Parent or Merger Sub does not make, within such four Business Day period, a proposal to change the terms of this Agreement that would permit the Board of Directors of the Company not to make a Change of Recommendation (it being understood that the Company shall not make a Change of Recommendation during such four Business Day period).

(d)  Nothing contained in this Section 6.2 or Section 6.4 shall prohibit the Company from taking and disclosing to the Company’s stockholders a position contemplated by Rules 14d-9 and 14e-2(a) under the Exchange Act or from making any related disclosure to the Company’s stockholders if the Company’s Board of Directors determines, after consultation with the Company’s outside legal counsel, that failure to take such action would create a reasonable possibility of a violation of applicable Law; provided, however, that the Board of Directors of the Company shall not, except as expressly provided in Section 6.2(c), effect a Change in Recommendation or approve or recommend or propose publicly to approve or recommend an Acquisition Proposal.

6.3  Access to Information; Confidentiality.  Subject to applicable Law, each of Parent, Merger Sub and the Company will provide and will cause their respective Subsidiaries and its and their respective directors, officers, employees, accountants, consultants, legal counsel, investment bankers, advisors, agents and other representatives (collectively, “Representatives”) to provide, as Parent, Merger Sub or the Company may reasonably request, during normal business hours and upon reasonable advance notice, access to their respective offices, employees, customers, suppliers, properties, books and records (so long as such access does not unreasonably interfere with the operations of Parent, Merger Sub or the Company, as applicable), cause a violation of any agreement to which such party or any of their respective Subsidiaries is a party, cause a risk of loss of privilege or trade secret protection to which such party or any of its respective Subsidiaries or would cause a violation of any applicable Law.  With respect to any information disclosed pursuant to this Section 6.3, each of the parties shall comply with, and shall cause each of its Representatives to comply with, all of its obligations under the confidentiality agreement, dated March 19, 2009, previously executed by the Company and Parent (the “Confidentiality Agreement”).

6.4  No Solicitations of Transactions.  Neither the Company nor any of its Subsidiaries nor any of the Representatives of the Company or its Subsidiaries shall, and the Company shall instruct and use its reasonable best efforts to cause its Representatives not to, directly or indirectly, (a) solicit, initiate, knowingly induce or knowingly encourage or take any other action that would reasonably be expected to lead to the submission of any Acquisition Proposal, (b) participate in or knowingly encourage any discussion or negotiations regarding, or furnish to any Person any information with respect to, or facilitate or take any other action with respect to any inquiry or any proposal that constitutes or that would reasonably be expected to lead to an Acquisition Proposal, (c) amend or grant any waiver or release under, and use its commercially reasonable efforts to enforce, any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries, unless failure to take such action would be reasonably likely to result in a breach of the fiduciary duties of the Company’s Board of Directors under applicable Law, as determined in good faith by the Company’s Board of Directors after consultation with the Company’s outside legal counsel, or (d) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other contract (other than a confidentiality agreement) relating to any Acquisition Proposal; provided, however, that (i) the Company may furnish information to, or enter into discussions or negotiations with, any Person that makes an Acquisition Proposal that does not result from a breach of this Section 6.4, if, prior to taking such action, the Company shall have received from such Person an executed agreement relating to the confidentiality of information to be provided to such Person (a copy of which shall be provided to Parent promptly after its execution); and provided, further, that such confidentiality agreement shall be no less favorable to the Company than the provisions of the Confidentiality Agreement (excluding the standstill provisions in the Confidentiality Agreement) and all information provided to such Person if not previously provided or made available to Parent shall be promptly provided or made available to Parent, and (ii) after having complied with the requirements of Section 6.2 and this Section 6.4, the Board of Directors of the Company may approve, adopt, recommend or otherwise declare advisable or propose to approve, adopt, recommend or declare advisable (publicly or otherwise) an Acquisition Proposal that does not result from a breach of Section 6.2 or this Section 6.4, if and only to the extent that, (A) in such case referred to in clause (i), if the Board of Directors of the Company has determined in good faith after consultation with its financial advisor and the Company’s outside legal counsel that such Acquisition Proposal either constitutes a Superior Proposal or would reasonably be likely to result in a Superior Proposal; and (B) in the case referred to in clause (ii) above, the Board of Directors of the Company determines in good faith (after consultation with its financial advisor and the Company’s outside legal counsel) that such Acquisition Proposal is a Superior Proposal.  The Company shall provide prompt (but in any event within 36 hours) written notice to Parent of (y) the receipt of any such Acquisition Proposal and any material modification or amendment to an Acquisition Proposal and (z) the identity of the party making such Acquisition Proposal and the material terms and conditions of such Acquisition Proposal (including a copy thereof, including any draft agreements or term sheets submitted to the Company or its Representatives in connection therewith), and the Company shall continue to keep Parent reasonably informed on a reasonably prompt basis of the status of any such Acquisition Proposal and shall provide Parent with copies of all written inquiries and correspondence with respect to such Acquisition Proposal submitted to the Company or its Representatives no later than 36 hours following the receipt thereof.  If the Board of Directors of the Company determines that any such Acquisition Proposal constitutes a Superior Proposal, the Company shall promptly (but in any event within 36 hours) provide written notice thereof to Parent.  For a period of not less than four Business Days after receipt by Parent from the Company of such notice, the Company shall, if requested by Parent, negotiate in good faith with Parent to make such adjustments to the terms and conditions of this Agreement so that the Company would be able to proceed with the Board Recommendation to its stockholders without making a Change of Recommendation in respect of such Superior Proposal.  The Company and its Subsidiaries and their Representatives shall, and the Company shall instruct and cause its Representatives to, immediately cease and cause to be terminated immediately any and all existing discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal.  The Company shall instruct any Person (other than Parent or Merger Sub) in possession of non-public information with respect to the Company or any of its Subsidiaries that was heretofore furnished by or on behalf of the Company or any of its Subsidiaries with respect to any possible Acquisition Proposal or other possible significant transaction, to return or destroy promptly after the date of this Agreement (and ensure destruction of) all such information.

6.5  Reasonable Best Efforts.

(a)  Subject to the terms and conditions of this Agreement, each party will (and will cause its Affiliates to) use reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including obtaining all necessary consents, waivers, approvals, authorizations, Permits or orders from all Governmental Entities or other Persons, including responding to additional inquiries or requests for additional information from any Governmental Entity; provided, however, that in no event shall Parent, the Company or any of their respective Affiliates be obligated to sell, transfer or otherwise divest any of its or any of its Subsidiaries’ assets, properties or businesses (including assets, properties or businesses which were assets, properties or businesses of the Company or any Subsidiary thereof prior to the Effective Time) or enter into any agreements providing for any such sale, transfer or other divesture or restricting or limiting in any way or to any extent the Company or its Subsidiaries or Affiliates from engaging in any business anywhere in the world.  Each party shall also (and will cause its Affiliates to) refrain from taking, directly or indirectly, any action (including making acquisitions), that would be reasonably likely to result in a failure of any of the conditions to the Merger in this Agreement being satisfied or materially restrict such party’s ability to consummate the Merger and the other transactions contemplated by this Agreement.

(b)  The Company shall, and shall cause its Subsidiaries to, use its reasonable best efforts to (at Parent’s sole expense) provide such cooperation as may be reasonably requested by Parent in connection with satisfying any condition to financing set out in Parent’s agreements with banks and other lenders, including (in each case, at Parent’s sole expense) (i) upon reasonable advance notice by Parent, participation in meetings, drafting sessions, due diligence sessions, management presentation sessions, “road shows” and sessions with rating agencies, (ii) using reasonable best efforts to prepare business projections and financial statements (including audited consolidated and consolidating balance sheets and related statements) for inclusion in offering memoranda, private placement memoranda, prospectuses and similar documents and execute any such documents, (iii) assisting Parent with its preparation and negotiation of (on behalf of the Company and/or its Subsidiaries) mortgages, Liens and security interests, granting such mortgages, Liens and security interests, assisting Parent in obtaining preliminary title policies, resolving exceptions on such title policies which are objected to by such banks or lenders, assisting Parent with its preparation of, and negotiation related to, pledges in the interests and assets of the Company and some or all of its Subsidiaries, and the granting of such pledges, (iv) allowing Parent and its and its lender’s representatives such access as may be reasonably necessary in connection with such financing; provided, however, that the Company shall not be required to provide any such assistance that would interfere unreasonably with the business or operations of the Company and its Subsidiaries and (v) assisting Parent with its preparation, negotiation and delivery of any guarantees made by the Company and/or its Subsidiaries to be effective as of the Effective Time.  Notwithstanding anything to the contrary in this Section 6.5(b), the Company shall not be obligated to enter into any agreement or undertake any obligation or guarantee unless such obligation, agreement or guarantee is only effective after the Effective Time.

6.6  Regulatory Filings.

(a)  Without limiting the generality of the obligations of the parties pursuant to Section 6.5 and subject to the proviso in Section 6.5(a), Parent and the Company shall collectively determine whether any action by or in respect of, or filing with, any Governmental Entity by any party hereto or any Subsidiary thereof is required, or any actions, consents, approvals or waivers are required to be obtained from any parties to any contract, in connection with the consummation of the transactions contemplated by this Agreement, and the parties hereto will reasonably cooperate with each other in seeking and obtaining any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith.  To the extent reasonably practicable, the parties or their Representatives shall have the right to review in advance and each of the parties will consult the others on, all the information relating to the other and each of their respective Subsidiaries that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement, except that confidential competitively sensitive business information may be redacted from such exchanges.  Each of the Company and Parent promptly shall notify and provide a copy to the other party of any written communication received from any Governmental Entity with respect to any filing or submission or with respect to the Merger and the other transactions contemplated by this Agreement.  Each of the Company and Parent shall give the other reasonable prior notice of any communication with, and any proposed understanding, undertaking or agreement with, any Governmental Entity regarding any such filing or any such transaction.  To the extent reasonably practicable, neither the Company nor Parent shall, nor shall they permit their respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Entity in respect of any such filing, investigation or other inquiry without giving the other party prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the opportunity of the other party to attend or participate.  To the extent permitted by applicable Law, the parties to this Agreement will consult and cooperate with one another in connection with any analyses, appearance, presentations, memoranda, briefs, arguments, opinions, and proposals made or submitted by or on behalf of any party to this Agreement in connection with Proceedings under or related to the HSR Act.

(b)  The parties (i) shall use their respective reasonable best efforts to take or cause to be taken such actions as may be required to be taken under the Securities Act, the Exchange Act and state securities or applicable Blue Sky Laws in connection with the Merger and (ii) promptly shall prepare and file all necessary documentation, effect all necessary applications, notices, petitions and filings, and use all reasonable best efforts to obtain all necessary consents from any Governmental Entities necessary to consummate the Merger.  The Company and Parent shall promptly provide the other with copies of all filings made by such party with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby, other than the portions of such filings that include confidential information not directly related to the transactions contemplated by this Agreement.

(c)  Subject to the proviso in Section 6.5(a), Parent and the Company hereby further agree to the prompt use of their respective reasonable best efforts to take, in the event that any permanent, preliminary or temporary injunction, decision, order, judgment, determination or decree is entered or issued, or becomes reasonably foreseeable to be entered or issued, in any Proceeding or inquiry of any kind that would make consummation of the Merger in accordance with the terms of this Agreement unlawful or that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement, any and all steps reasonably necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate or remove such actual, anticipated or threatened injunction, decision, order, judgment, determination or decree so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement.

6.7  Certain Notices.  From and after the date of this Agreement until the Effective Time, each of the Company and Parent shall promptly notify the other party of (a) the occurrence, or non-occurrence, of any event that would be likely to cause any condition to the obligations of the other party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied, or (b) the failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement that would reasonably be expected to result in any condition to the obligations of the other party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.7 shall not cure any breach of any representation or warranty, the failure to comply with any covenant, the failure to meet any condition or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

6.8  Public Announcements.   Except with respect to any Change of Recommendation or other action taken by the Company pursuant to Sections 6.2(c) and 6.4, Parent, Merger Sub and the Company shall consult with and obtain the approval of the other party before issuing any press release or other public announcement with respect to the Merger or this Agreement and shall not issue any such press release prior to such consultation and approval, except as may be required by applicable Law or any listing agreement related to the trading of the shares of either party on any securities exchange, in which case, the party proposing to issue such press release or make such public announcement shall use reasonable best efforts to consult in good faith with the other party before issuing any such press release or making any such public announcement; provided, however, that each of Parent, Merger Sub and the Company may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous press releases, public disclosures or public statements made jointly by Parent and the Company and do not reveal material, non-public information regarding the other party.

6.9  Indemnification of Directors and Officers.

(a)  From and after the Effective Time, Parent shall indemnify and hold harmless, to the fullest extent permitted under applicable Law (and Parent shall also advance expenses as incurred to the fullest extent permitted under applicable Law, provided the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), each present and former director and officer of the Company and its Subsidiaries (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, Proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement.

(b)  For six years from the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect for the benefit of the Indemnified Parties an insurance and indemnification policy with an insurer with the same or better credit rating as the current carrier for the Company that provides coverage for acts or omissions occurring on or prior to the Effective Time (the “D&O Insurance”) covering each such person currently covered by the officers’ and directors’ liability insurance policies of the Company on terms with respect to coverage and in amounts no less favorable than those of the Company’s directors’ and officers’ insurance policy in effect on the date of this Agreement; provided, however, that the Surviving Corporation shall not be required to maintain coverage in an amount in excess of $40,000,000 or pay an annual premium for the D&O Insurance in excess of 200% of the annual premium currently paid by the Company for such coverage; and provided, further, that if any annual premium for such insurance coverage exceeds 200% of such annual premium, Parent shall obtain a policy the Surviving Corporation reasonably believes has the greatest coverage available for a cost not exceeding such amount.  Parent may satisfy its obligations under this Section 6.9(b) by purchasing a “tail” policy from an insurer with the same or better credit rating as the current carrier for the Company’s existing directors’ and officers’ insurance policy, which (i) has an effective term of six years from the Effective Time, (ii) covers each person currently covered by the Company’s  directors’ and officers’ insurance policy in effect on the date of this Agreement for actions and omissions occurring on or prior to the Effective Time, and (iii) contains terms that are no less favorable than those of the Company’s directors’ and officers’ insurance policy in effect on the date of this Agreement.

(c)  Parent shall cause the Surviving Corporation to cause to be maintained in effect in the Surviving Corporation’s (or any successor’s) certificate of incorporation and bylaws provisions with respect to exculpation, indemnification and advancement of expenses that are at least as favorable to the intended beneficiaries as those contained in the Company’s certificate of incorporation and bylaws as in effect on the date of this Agreement.  The obligations of the Surviving Corporation under this Section 6.9 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party without the express written consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 6.9 applies shall be third-party beneficiaries of this Section 6.9 with full rights of enforcement as if a party hereto).

(d)  The provisions of this Section 6.9 (i) are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her Representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

(e)  If Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 6.9.

6.10  Company 401(k) Plans; Benefits.

(a)  If requested by Parent at least five days prior to the Effective Time, the Company shall terminate any and all Company Plans intended to qualify under Section 401(a) of the Code that include a cash or deferred arrangement intended to satisfy the provisions of Section 401(k) of the Code, effective not later than the day immediately preceding the Effective Time.  If Parent requests that such 401(k) plan(s) be terminated, the Company shall provide Parent with evidence that such 401(k) plan(s) have been terminated pursuant to resolution of the Board of Directors of the Company (the form and substance of which shall be subject to review and approval, which will not be unreasonably withheld, by Parent) not later than the day immediately preceding the Effective Time.

(b)  With respect to each health or welfare benefit plan maintained by Parent, the Surviving Corporation or the relevant Subsidiary for the benefit of any Continuing Employees, in the event there is a change in the health or welfare benefit plans in which any Continuing Employee is eligible to participate following the Effective Time and subject only to any required approval of the applicable insurance provider, if any, Parent shall (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under such plan, and (ii) cause each Continuing Employee to be given credit under such plan for all amounts paid by such Continuing Employee under any similar Company Plan for the plan year in which the Closing Date occurs for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the applicable plan maintained by Parent, the Surviving Corporation or the relevant Subsidiary, as applicable, for the plan year in which the Closing Date occurs.

(c)  Parent shall ensure that, as of the Closing Date, each Continuing Employee receives full credit (for all purposes, including eligibility to participate, vesting, determination of level of vacation entitlement and severance benefits, but excluding benefit accrual) for service with the Company (or predecessor employers to the extent the Company provides such past service credit under its employee benefit plans) under each of the comparable employee benefit plans, programs and policies of Parent, the Surviving Corporation or the relevant Subsidiary, as applicable, in which such Continuing Employee becomes a participant; provided, however, that no such service recognition shall result in any duplication of benefits or be required under a newly established plan for which prior service is not taken into account for employees of Parent, the Surviving Corporation or the relevant Subsidiary generally.

(d)  Notwithstanding anything in this Section 6.10 to the contrary, nothing contained herein, whether express or implied, shall be treated as an amendment or other modification of any Parent Plan, or shall limit the right of Parent to amend, terminate or otherwise modify any Parent Plan following the Effective Time.  If (i) a party other than the parties hereto makes a claim or takes other action to enforce any provision in this Agreement as an amendment to any Parent Plan, and (ii) such provision is deemed to be an amendment to such Parent Plan even though not explicitly designated as such in this Agreement, then, solely with respect to such Parent Plan, such provision shall lapse retroactively and shall have no amendatory effect with respect thereto.

(e)  The parties hereto acknowledge and agree that all provisions contained in this Section 6.10 are included for the sole benefit of the parties hereto, and that nothing in this Agreement, whether express or implied, shall create any third-party beneficiary or other rights (i) in any other Person, including any employees or former employees of the Company or its Subsidiaries, any participant in any Parent Plan or any dependent or beneficiary thereof or (ii) to continued employment with Parent or any of its Affiliates.

6.11  Section 16 Matters.  Prior to the Effective Time, the Board of Directors of the Company or an appropriate committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3 of the Exchange Act) shall adopt a resolution consistent with the interpretive guidance of the SEC so that the receipt by any officer or director of the Company who is a covered person for purposes of Section 16(a) of the Exchange Act of shares of Parent Common Stock in exchange for shares of Company Common Stock or Company Options pursuant to this Agreement and the Merger is intended to be an exempt transaction pursuant to Section 16b-3 of the Exchange Act.  Prior to the Effective Time, the Board of Directors of Parent or an appropriate committee of non-employee directors (as such term is defined for purposes of Rule 16b-3 of the Exchange Act) shall adopt a resolution consistent with the interpretive guidance of the SEC so that the receipt by any officer or director of the Company or Parent who is a covered person for purposes of Section 16(a) of the Exchange Act of shares of Parent Common Stock or options in exchange for shares of Company Common Stock or Company Options pursuant to this Agreement and the Merger is intended to be an exempt transaction for purposes of Section 16b-3 of the Exchange Act.

6.12  Further Assurances.  Except as otherwise provided in this Agreement, including, without limitation, Sections 6.2(c) and 6.4, prior to the Effective Time, as and when requested by any party hereto and at the other party’s expense, any other party shall use its reasonable best efforts to execute and deliver, or cause to be executed and delivered, all such documents and instruments (including any third-party consents) and shall take, or cause to be taken, all such further or other actions as the requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

6.13  Stockholder Litigation.  The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the Merger and the other transactions contemplated by this Agreement, and no such settlement shall be agreed to without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed.

6.14  NASDAQ Listing.  Parent shall use reasonable best efforts to cause the Parent Common Stock issuable to the Company’s stockholders pursuant to the Merger to be approved for listing on the NASDAQ, subject to official notice of issuance, prior to the Effective Time.

6.15  Pay-Off Letter.  The Company shall use its commercially reasonable efforts to obtain, and shall cooperate with Parent in its efforts to obtain, no later than three Business Days prior to the Closing Date, a pay-off letter from the Agent (as defined below) under the Company’s Credit Agreement, dated as of September 12, 2007, by and among the Company, each of the Guarantors (as defined in the Credit Agreement), the Revolving Credit Lenders (as defined in the Credit Agreement), the Term Loan Lenders (as defined in the Credit Agreement) and Bank of America, N.A., in its capacity as administrative agent for the Revolving Credit Lenders and the Term Loan Lenders (the “Agent”), National City Bank, as Syndication Agent, Fifth Third Bank, as Documentation Agent, Citicorp North America, Inc., as Managing Agent, Banc of America Securities LLC, as sole book runner, and Banc of America Securities LLC and National City Bank, as co-lead arrangers (as amended, modified or supplemented through the date hereof, the “Credit Agreement”), in form and substance reasonably satisfactory to Parent, addressed to the Company and Parent and signed by the Agent, (i) setting forth the amounts required to pay off in full at the Closing the Obligations (under and as defined in the Credit Agreement) owing under the Credit Agreement (including, without limitation, the outstanding principal, accrued and unpaid interest and any prepayment or other penalties) and (ii) stating that, upon payment of such amounts, the commitments of the lenders to make loans or other extensions of credit under the Credit Agreement shall be terminated and the Surviving Corporation shall be released from all of its obligations under the Credit Agreement and all related documents, agreements and instruments and all Liens and security interests under the Credit Agreement and each other document and agreement related thereto shall be released, which pay-off letter shall be updated, as necessary, on the Closing Date to specify the aggregate amount of Obligations outstanding as of immediately prior to the Closing, and shall specifically authorize the Company and Parent to file termination statements and release and discharge documents (including, without limitation, termination statements of any and all UCC financing statements filed by the Agent) with respect to any Liens existing pursuant to the Credit Agreement and each agreement, document and instrument related thereto.  The Company shall use its commercially reasonable efforts, and shall cooperate with Parent in its efforts, to ensure such pay-off letter also indicates that (i) prior notice of prepayment is waived and (ii) the Agent shall use commercially reasonable efforts to cooperate with and assist Parent and the Company to file or cause to be filed any UCC termination statements, releases or other documents required to effect the release of any Liens under the Credit Agreement.

6.16  Resignations.  The Company shall use commercially reasonable efforts to cause each director of the Company and each of its Subsidiaries to deliver to Parent written resignations from such position as director, effective immediately prior to the Effective Time.

6.17  Board Appointment.  Prior to the Closing, but having effect immediately following the Effective Time, the Board of Directors of Parent shall adopt a resolution and take all other action necessary to appoint Michael W. Rayden, the Chairman and Chief Executive Officer of the Company, to the Board of Directors of Parent, to serve as a Director of Parent for a term expiring in 2010.

6.18  Certain Actions.  After the Effective Time, neither Parent, the Surviving Corporation nor any of their respective Affiliates shall take or agree to take any action that would reasonably be likely to prevent the Merger from qualifying as a “reorganization” under Section 368(a) of the Code.

ARTICLE VII

CONDITIONS

7.1  Conditions to Obligations of Each Party under this Agreement.  The respective obligations of each party to effect the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:

(a)  Stockholder Approval.  The Company Stockholder Approval shall have been obtained.

(b)  HSR Act; Foreign Laws.  The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and any required approval shall have been obtained or the applicable waiting period shall have expired under the antitrust laws of any applicable foreign jurisdictions.

(c)  No Order.  No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or order that is in effect and permanently enjoins or otherwise prohibits the consummation of the Merger or the transactions contemplated hereby.

(d)  No Governmental Action.  There shall be no pending Proceeding by any Governmental Entity of competent jurisdiction that seeks to (i) make the Merger illegal, (ii) require Parent, Merger Sub or the Company to divest any portion of the business of Parent, any Parent Subsidiary, the Company or any Company Subsidiary, (iii) impose any material limitation on the ability of Parent or Merger Sub to exercise full rights of ownership with respect to the shares of the Company, including the right to vote such shares on all matters properly presented to the stockholders of the Company, or (iv) otherwise prohibit, restrict or delay consummation of the Merger or impair the contemplated benefits to Parent or to Merger Sub of any transactions contemplated by this Agreement.

(e)  Registration Statement; Proxy Statement.  The Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no Proceeding for that purpose shall have been initiated or, to the knowledge of Parent or the Company, threatened by the SEC and not concluded or withdrawn.  No similar proceeding with respect to the Proxy Statement shall have been initiated or, to the knowledge of Parent or the Company, threatened by the SEC and not concluded or withdrawn.

(f)  Consents and Approvals.  Other than filing the Certificate of Merger  pursuant to Section 1.2, all consents, approvals and authorizations of any Governmental Entity required of Parent, the Company or any of their respective Subsidiaries to consummate the Merger, the failure of which to be obtained or taken, individually or in the aggregate, would have a Company Material Adverse Effect or Parent Material Adverse Effect (determined, for purposes of this clause, after giving effect to the Merger), shall have been obtained; provided, however, that the provisions of this Section 7.1(f) shall not be available to any party whose failure to fulfill its obligations pursuant to Section 6.6 shall have been the cause of, or shall have resulted in, the failure to obtain such consent, approval or authorization.

(g)  NASDAQ Listing.  The shares of Parent Common Stock issuable to the Company’s stockholders pursuant to the Merger shall have been approved for listing on the NASDAQ, subject to official notice of issuance.

7.2  Conditions to Parent’s and Merger Sub’s Obligations.  The obligations of Parent and Merger Sub to effect the Merger and the other transactions contemplated by this Agreement are also subject to the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:

(a)  Representations and Warranties.  The representations and warranties of the Company set forth in Article III and Section 6.1(b) of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) as of the date hereof and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case, as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) would not have, either individually or in the aggregate, a Company Material Adverse Effect.  Parent shall have received a certificate signed by an executive officer of the Company to the foregoing effect.

(b)  Agreements and Covenants.  The Company shall have performed or complied in all material respects with all material agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.  Parent shall have received a certificate of an executive officer of the Company to the foregoing effect.

(c)  Tax Opinion.  Parent shall have received a written opinion, substantially in the form attached hereto as Exhibit E, from Proskauer Rose LLP, counsel to Parent, to the effect that the Merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code, and the Company shall have received the opinion referred to in Section 7.3(d).  In rendering its opinion pursuant to this Section 7.2(c), Proskauer Rose LLP may rely upon assumptions and the representations and covenants contained in the certificates of the Company, Parent and Merger Sub referred to in Section 5.3.

(d)  Company Material Adverse Effect.  No Company Material Adverse Effect shall have occurred since the date of this Agreement.  Parent shall have received a certificate, dated the date of the Closing and signed by an executive officer of the Company to the foregoing effect.

(e)  Resignations.  All directors of the Company and each of its Subsidiaries shall have tendered written resignations effective immediately prior to the Effective Time.

7.3  Conditions to the Company’s Obligations.  The obligation of the Company to effect the Merger and the other transactions contemplated by this Agreement is also subject to the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:

(a)  Representations and Warranties.  The representations and warranties of Parent and Merger Sub set forth in Article IV and Section 6.1(b) of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) as of the date hereof and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case, as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) would not have, either individually or in the aggregate, a Parent Material Adverse Effect.  The Company shall have received a certificate signed by an executive officer of Parent to the foregoing effect.

(b)  Agreements and Covenants.  Parent and Merger Sub shall have performed or complied in all material respects with all material agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.  The Company shall have received a certificate of an executive officer of Parent to the foregoing effect.

(c)  Parent Material Adverse Effect.  No Parent Material Adverse Effect shall have occurred since the date of this Agreement.  The Company shall have received a certificate, dated the date of the Closing and signed by an executive officer of Parent to the foregoing effect.

(d)  Tax Opinion.  The Company shall have received a written opinion, substantially in the form attached hereto as Exhibit F, from O’Melveny & Myers LLP, counsel to the Company, to the effect that the Merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code, and Parent shall have received the opinion referred to in Section 7.2(c).  In rendering its opinion pursuant to this Section 7.3(d), O’Melveny & Myers LLP may rely upon assumptions and the representations and covenants contained in the certificates of the Company, Parent and Merger Sub referred to in Section 5.3.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1  Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of Company Stockholder Approval:

(a)  by mutual written consent of the Company and Parent, which consent shall have been approved by action of their respective Boards of Directors;

(b)  by written notice of either the Company or Parent, if the Effective Time shall not have occurred prior to December 31, 2009 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party (i) whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Outside Date or (ii) that is in material breach of this Agreement;

(c)   by written notice of either Parent or the Company if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(d)  by written notice of Parent (i) if a Change of Recommendation shall have occurred (it being understood that publicly taking a neutral position or no position other than as permitted by Section 6.2(d) with respect to an Acquisition Proposal shall be deemed to be a Change of Recommendation) or if the Company fails to publicly reconfirm the Board Recommendation if so requested by Parent in writing within ten Business Days following such request (provided such request may only be made in the event the Company has received a public announcement of an Acquisition Proposal or any amendment to an Acquisition Proposal), (ii) if the Company enters into an agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other contract (other than a confidentiality agreement) with respect to an Acquisition Proposal, (iii) if the Board of Directors of the Company fails to reject an Acquisition Proposal within ten Business Days of receipt of a written proposal related thereto, (iv) if the Board of Directors of the Company shall have approved or recommended any Acquisition Proposal, (v) if there is a willful and material breach of Section 6.4, or (vi) if the Board of Directors of the Company shall have resolved to do any of the foregoing or publicly announced its intention to do so;

(e)  by written notice of Parent (if Parent is not in material breach of its obligations or its representations and warranties under this Agreement), if (i) there has been a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement that (A) would result in a failure of a condition set forth in Section 7.2(a) or 7.2(b) and (B) has not been or cannot be cured within 30 days after written notice to the Company of such breach and the intention to terminate this Agreement pursuant to this Section 8.1(e) or (ii) if facts exist which render impossible one or more of the conditions set forth in Section 7.1 or Section 7.2 by the Outside Date;

(f)  by written notice of the Company (if the Company is not in material breach of its obligations or its representations and warranties under this Agreement), if (i) there has been a breach by Parent of any representation, warranty, covenant or agreement contained in this Agreement that (A) would result in a failure of a condition set forth in Section 7.3(a) or 7.3(b) and (B) has not been or cannot be cured within 30 days after written notice to Parent of such breach and the intention to terminate this Agreement pursuant to this Section 8.1(f) or (ii) if facts exist which render impossible one or more of the conditions set forth in Section 7.1 or Section 7.3 by the Outside Date;

(g)  by written notice of either Parent or the Company if Company Stockholder Approval shall not have been obtained at the Stockholders’ Meeting duly convened therefor (or at any adjournment or postponement thereof permitted by this Agreement) at which a quorum is present and the vote to adopt this Agreement is taken; or

(h)  by written notice of the Company, if the Board of Directors of the Company shall have made a Change of Recommendation in response to a Superior Proposal in accordance with the terms and conditions of Section 6.2(c).

8.2  Effect of Termination.

(a)  Limitation on Liability.  In the event of the termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective Subsidiaries, officers or directors, provided that (i) any such termination shall not relieve any party from liability for any willful breach of this Agreement or fraud, and (ii) the Confidentiality Agreement (subject to the terms thereof, and to Section 6.3 to the extent relating to the Confidentiality Agreement), this Section 8.2, Section 8.5 and Article X and with respect to any liabilities or damages incurred or suffered by a party as a result of the failure for any reason of Parent or Merger Sub to effect the Merger and pay the Merger Consideration upon the satisfaction or waiver of the conditions set forth in Sections 7.1 and 7.2 shall remain in full force and effect and survive any termination of this Agreement.

(b)  Termination Fee.  The Company shall pay to Parent a termination fee (the “Company Termination Fee”) of $5,150,000 plus, to the extent not previously paid pursuant to Section 8.2(c), the Parent Expenses in immediately available funds in the event that this Agreement is terminated solely as follows:  (i) if Parent shall terminate this Agreement pursuant to Section 8.1(d) or the Company shall terminate the Agreement pursuant to Section 8.1(h), or (ii) if either party shall terminate this Agreement pursuant to Section 8.1(g) and (A) at the time of termination, an Acquisition Proposal with respect to the Company shall have been publicly announced or made known to the Company or any of its Representatives (and not subsequently withdrawn), and (B) the Company enters into an acquisition agreement with respect to, or consummates, an Acquisition Proposal within 12 months following the date this Agreement is terminated; provided, however, that for purposes of this Section 8.2(b), the references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “100%.”

(c)  Parent Expenses.  The Company shall pay to Parent the Parent Expenses if this Agreement is terminated by either Parent or the Company pursuant to Section 8.1(d).

(d)  Payments.  Any payment required to be made pursuant to Sections 8.2(b)(i) or 8.2(c) shall be made within two Business Days after the termination of this Agreement.  Any payment required to be made pursuant to Section 8.2(b)(ii) shall be made concurrently with the consummation of the Acquisition Proposal giving rise to such payment.  In no event shall payment of more than one Company Termination Fee be made.  All payments under this Section 8.2 shall be made by wire transfer of immediately available funds to an account designated by Parent.

(e)  Acknowledgement.  The parties acknowledge that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement.  Accordingly, if the Company fails to timely pay any amount due pursuant to this Section 8.2, and in order to obtain the payment, Parent commences a suit which results in a judgment against the Company for the payments set forth in this Section 8.2, the Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount due from each date for payment until the date of the payment at the prime rate of Citibank, N.A. in effect on the date the payment was required to be made.  Nothing contained in this Section 8.2 shall limit Parent’s rights and remedies at law or in equity in connection with a breach of this Agreement by the Company.

8.3  Amendment.  This Agreement may be amended by the mutual agreement of the parties hereto at any time prior to the Effective Time only by an instrument in writing signed by the parties hereto; provided, however, that after the adoption of this Agreement by the stockholders of the Company, no amendment to this Agreement shall be made that by Law or the rules of the NYSE requires further approval by the stockholders of the Company without such further approval by such stockholders.

8.4  Waiver.  At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (c) waive compliance by the other party with any of the agreements or conditions contained herein; provided, however, that after the Company Stockholder Approval, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof that, by Law or in accordance with the rules of the NYSE, requires further approval by such stockholders.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

8.5  Fees and Expenses.  Subject to Sections 6.5(b), 6.12, 8.2(b) and 8.2(c), all expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same.

ARTICLE IX

DEFINITIONS

9.1  Definitions.  For purposes of this Agreement, the following terms, when used in this Agreement with initial capital letters, shall have the respective meanings set forth in this Agreement:

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any inquiry, indication of interest, offer or proposal for a merger, consolidation, business combination, share exchange, tender offer, reorganization, recapitalization, liquidation, dissolution or similar transaction involving the Company in which a Person acquires 20% or more of any class of voting securities of the Company, or any direct or indirect purchase or other acquisition by a Person, together with its Affiliates, of, or a series of transactions to purchase or acquire, 20% or more of the consolidated assets or revenues of the Company and its Subsidiaries or 20% or more of any class of voting securities of the Company or any of its Subsidiaries or any resulting parent company of the Company or any combination of the foregoing.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person.  For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Agent” has the meaning set forth in Section 6.15.

“Agreement” has the meaning set forth in the preamble hereto.

“Alternative Transaction” means any transaction involving an Acquisition Proposal from a third party.

“Article Eleventh” has the meaning set forth in Section 3.27.

“Blue Sky Laws” has the meaning set forth in Section 3.4.

“Board Recommendation” has the meaning set forth in Section 3.3(a).

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in The City of New York in the United States of America.

“Certificate of Merger” has the meaning set forth in Section 1.2.

“Certificates” has the meaning set forth in Section 2.2(b).

“Change of Recommendation” has the meaning set forth in Section 6.2(c).

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble hereto.

“Company Common Stock” has the meaning set forth in Section 2.1(a).

“Company Contract” shall mean any: (i) contract that would be required to be filed by the Company as a material contract pursuant to Item 601(b)(10) of Regulation S-K of the SEC; (ii) contract containing covenants of the Company or any of its Subsidiaries not to compete in any line of business or otherwise materially restricting the business of the Company or any of its Subsidiaries, industry or geographical area (other than agreements with respect to real property or any marketing agreement relating to cross-promotional campaigns with third parties made in the ordinary course of business consistent with past practice); (iii) contract that creates a partnership or joint venture with respect to any business of the Company; (iv) contracts with the Company’s top 20 suppliers based upon dollar volume during the year ended January 31, 2009; (v) contract that, individually or in the aggregate, would or would reasonably be expected to prevent, materially delay or materially impede the Company’s or any of its Subsidiaries’ ability to consummate the transactions contemplated by this Agreement, including, without limitation, any material contract with a “change of control” provision; (vi) indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other evidence of Indebtedness, whether secured or unsecured; (vii) contract for the sale of any of the Company’s assets after the date hereof outside of the ordinary course of business, consistent with past practice; (viii) collective bargaining agreement; (ix) settlement or conciliation agreement or similar agreement with a Governmental Entity or order or consent of a Governmental Entity to which the Company or any of its Subsidiaries is a party involving future performance by the Company or any of its Subsidiaries; (x) Company IP Contracts; (xi) leases for Company Leased Real Property; (xii) broker, distributor, dealer, agency, promotion, market research, consulting or advertising agreement which involves payments by the Company of more than $250,000 singly and $500,000 in the aggregate; (xiii) agreement with an independent contractor or consultant, which involves aggregate annual payments of more than $250,000; (xiv) any employment contract, non-competition agreement or similar contractual agreement with the Company’s present or former officers, directors, employees or stockholders, or Persons related to one or more of or Affiliated with any of the foregoing; (xv) agreement or commitment for capital expenditures providing for payments in excess of $250,000 singly and $500,000 in the aggregate; (xvi) agreement relating to the rental or use of equipment, involving payment of fixed or contingent rentals or sums in excess of $250,000 per annum; (xvii) agreement not made in the ordinary course of business, consistent with past practice that is material to the Company; and (xviii) other contract, agreement, commitment or understanding (other than this Agreement, purchase orders for the purchase of inventory or real property leases) under which the Company or any of its Subsidiaries has made, is reasonably likely to make, has received or is reasonably likely to receive, payments in excess of $250,000 or the termination or breach of which, or failure to obtain consent in respect of, is reasonably likely to be material; provided, however, that a Company Plan shall not be a Company Contract.

“Company Current Balance Sheet” has the meaning set forth in Section 3.6(i).

“Company Disclosure Letter” has the meaning set forth in Article III.

“Company Equity Plans” has the meaning set forth in Section 2.4(a).

“Company Financial Advisor” has the meaning set forth in Section 3.22.

“Company Form 10-K” has the meaning set forth in Article III.

“Company Ground Leased Property” means a Company Leased Real Property that consists of one or more parcels of land and the improvements thereon.

“Company Intellectual Property Rights” means all Intellectual Property Rights that are currently used in or held for use in the Company’s and/or any of its Subsidiaries’ businesses.

“Company IP Contracts” means all contracts, licenses and other agreements to which the Company or any of its Subsidiaries is a party or otherwise bound (i) granting or obtaining any right to use any intellectual property (other than contracts, licenses or other agreements granting rights to use readily available commercial software having an acquisition price of less than $100,000 in the aggregate for each related set of such contracts, licenses, or other agreements) or (ii) restricting the Company’s or its Subsidiaries’ rights, or permitting other Persons, to use or register any Company-Owned Intellectual Property Rights.

“Company Leased Real Property” has the meaning set forth in Section 3.8.

“Company Material Adverse Effect” means any event, change, development, effect or occurrence that, either individually or in the aggregate with all other events, changes, developments, effects or occurrences, had, or would reasonably be expected to have, a material adverse effect on: (i) the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, but excluding any such event, change, development or occurrence resulting from or arising out of (A) any changes in the market price or trading volume of the Company Common Stock (provided that the underlying causes of such changes shall not be excluded), (B) any failure by the Company to meet any published projections, analyst estimates, forecasts or revenue or earnings predictions (provided that the underlying causes of such changes shall not be excluded), (C) changes in Law, GAAP or the adoption or amendment of financial accounting standards by the Financial Accounting Standards Board, (D) any stockholder litigation brought or threatened against the Company, any Company officer or any member of the Company’s board of directors in respect of this Agreement or the transactions contemplated hereby, (E) changes in the financial markets generally in the United States or that are the result of acts of war or terrorism that do not have a disproportionate effect (relative to other industry participants) on the Company and its Subsidiaries taken as a whole, (F) general national or international economic, financial or business conditions affecting generally the apparel industry that do not have a disproportionate effect (relative to other industry participants) on the Company and its Subsidiaries taken as a whole and (G) the execution, announcement and performance of this Agreement, or any actions taken, delayed or omitted to be taken by the Company at the written request of Parent or Merger Sub or that Parent or Merger Sub consents to in writing; or (ii) the ability of the Company to consummate the Merger or perform its obligations hereunder.

“Company Options” has the meaning set forth in Section 2.4(a).

“Company-Owned Intellectual Property” means all Intellectual Property Rights owned by the Company and/or any of its Subsidiaries.

“Company Owned Real Property” has the meaning set forth in Section 3.8.

“Company Plan(s)” has the meaning set forth in Section 3.13(a).

“Company Real Property” has the meaning set forth in Section 3.16(b).

“Company Restricted Share” has the meaning set forth in Section 2.4(b).

“Company SEC Reports” has the meaning set forth in Section 3.6(a).

“Company Securities” has the meaning set forth in Section 3.5.

“Company Stockholder Approval” has the meaning set forth in Section 3.3(a).

“Company Termination Fee” has the meaning set forth in Section 8.2(b).

“Company Transaction Documents” has the meaning set forth in Section 3.3(a).

“Confidentiality Agreement” has the meaning set forth in Section 6.3.

“Continuing Employee” means each employee of the Company who continues employment with Parent, the Surviving Corporation or any of their respective Subsidiaries after the Closing Date.

“Credit Agreement” has the meaning set forth in Section 6.15.

“D&O Insurance” has the meaning set forth in Section 6.9(b).

“DGCL” has the meaning set forth in the recitals.

“Effective Time” has the meaning set forth in Section 1.2.

“Environment” means any surface or subsurface physical medium or natural resource, including, air, land, soil, surface waters, ground waters, stream and river sediments, and biota.

“Environmental Laws” means any federal, state, local or common law, rule, regulation, ordinance, code, order or judgment (including any published judicial or administrative guidance and directives) relating to the injury to, or the pollution or protection of human health and safety or the Environment.

“Environmental Liabilities” means any claims, judgments, damages (including punitive damages), losses, penalties, fines, liabilities, encumbrances, Liens, violations, costs and expenses (including attorneys’ and consultants’ fees) of investigation, remediation or defense of any matter relating to human health, safety or the Environment of whatever kind or nature by any party, entity or authority, (A) that are incurred as a result of (i) the existence of Hazardous Substances in, on, under, at or emanating from any real property presently or formerly owned, operated or managed by the Company or any of its past or present Subsidiaries, (ii) the offsite transportation, treatment, storage or disposal of Hazardous Substances generated by the Company or any of its past or present Subsidiaries or (iii) the violation of any Environmental Laws or (B) that arise under the Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that would be deemed a “single employer” with another entity under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 2.2(a).

“Exchange Fund” has the meaning set forth in Section 2.2(a).

“Exchange Ratio” has the meaning set forth in Section 2.1(a).

“FIN 48” has the meaning set forth in Section 3.6(j).

“Foreign Company Plan” has the meaning set forth in Section 3.13(j).

“Former Company Real Property” has the meaning set forth in Section 3.16(b).

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any (a) nation, region, state, province, county, city, town, village, district or other jurisdiction, (b) federal, state, local, municipal, foreign or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, court or tribunal, or other entity), (d) multinational organization or body or (e) body entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Hazardous Substances” means petroleum, petroleum products, petroleum-derived substances, radioactive materials, hazardous wastes, polychlorinated biphenyls, lead based paint, radon, urea formaldehyde, asbestos or any materials containing asbestos, and any wastes, materials or substances regulated or defined as or included in the definition of “hazardous substances,” “hazardous materials,” “hazardous constituents,” “hazardous wastes,” “toxic substances,” “pollutants,”  “contaminants” or any similar denomination intended to classify or regulate substances by reason of toxicity, carcinogenicity, ignitability, corrosivity or reactivity, under any Environmental Law.

“HSR Act” has the meaning set forth in Section 3.4.

“Indebtedness” shall mean (i) indebtedness for borrowed money or guarantees for any indebtedness of another Person, (ii) outstanding debt securities, warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries or guarantees of any debt securities of another Person, (iii) “keep well” or other agreements to maintain any financial statement condition of another Person and (iv) any arrangements having the economic effect of any of the foregoing.

“Indemnified Parties” has the meaning set forth in Section 6.9(a).

    “Intellectual Property Rights” means all intellectual property rights throughout the world, including (i) all rights relating to the protection of inventions, including patents, patent applications and invention disclosures, (ii) all rights related to registered and unregistered trademarks, service marks, trade names, corporate names, logos, trade dress, brand names, designs, packaging, domain names and registrations and applications for registration thereof, together with all goodwill associated therewith, (iii) all rights in works of authorship, copyrightable works, registered and unregistered copyrights, any other rights that may be known as or referred to as moral rights therein, and registrations and applications for registration thereof, (iv) all rights relating to the protection of trade secrets, know-how and proprietary information, (v) all rights relating to the protection of computer software programs and databases, (vi) all rights to obtain renewals, reissues, reexaminations, continuations, continuations-in-part, divisions or other extensions of legal protections pertaining thereto, (vii) all actions and rights to sue at law or in equity for past, present or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom, and (viii) any right analogous to those set forth herein.

“Inventory” has the meaning set forth on Section 3.21 of the Company Disclosure Letter.

“IRS” means the United States Internal Revenue Service.

“Law” means any statutes, laws (including common law), rules, ordinances, regulations, codes, orders, judgments, injunctions, writs, decrees, applicable to the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as applicable, or their respective properties or assets.

“Liens” means security interests, liens, claims, pledges, options, rights of first refusal, charges, other encumbrances and, with respect to any Company Owned Real Property or any Company Leased Real Property, covenants, conditions, restrictions, easements and other similar non-monetary matters of record affecting title thereto.

“Maximum Share Number” has the meaning set forth in Section 2.1(a).

“Measurement Price” means the volume weighted average price per share of Parent Common Stock (rounded to the nearest cent) on the NASDAQ for the 20 consecutive trading days ending on (and including) the third trading day immediately prior to the Effective Time (as reported by Bloomberg LP for each such trading day, or, if not reported by Bloomberg LP, any other authoritative source reasonably selected by Parent).

“Measurement Value” has the meaning set forth in Section 2.4(a).

“Merger” has the meaning set forth in the recitals.

“Merger Consideration” has the meaning set forth in Section 2.1(a).

“Merger Sub” has the meaning set forth in the preamble hereto.

“NASDAQ” means the NASDAQ Stock Market.

“NYSE” means the New York Stock Exchange.

“Occupancy Agreements” means leases, license agreements, occupancy agreements or other rights of occupancy affecting or relating to a Company Owned Real Property or Company Leased Real Property with respect to which the Company is the landlord or licensor, either pursuant to the agreement or as successor to any prior landlord or licensor (including all amendments, modifications, supplements, renewals, extensions, guarantees and other documents and agreements with respect thereto).

“Outside Date” has the meaning set forth in Section 8.1(b).

“Parent” has the meaning set forth in the preamble hereto.

“Parent Common Stock” means common stock, par value $.05 per share, of Parent.

“Parent Contracts” has the meaning set forth in the Section 4.10(a).

“Parent Current Balance Sheet” has the meaning set forth in Section 4.6(i).

“Parent Disclosure Letter” has the meaning set forth in Article IV.

“Parent Expenses” means Parent’s out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and expenses of its Representatives and the fees and expenses of any proposed financing for the transactions contemplated by this Agreement; provided, however, that in no event shall the Parent Expenses exceed $1,000,000.

“Parent Form 10-K” has the meaning set forth in Article IV.

“Parent Material Adverse Effect” means any event, change, development, effect or occurrence that, either individually or in the aggregate with all other events, changes, developments, effects or occurrences, had, or would reasonably be expected to have, a material adverse effect on: (i) the business, results of operations or financial condition of Parent and its Subsidiaries, taken as a whole, but excluding any such event, change, development or occurrence resulting from or arising out of (A) any changes in the market price or trading volume of the Parent Common Stock (provided that the underlying causes of such changes shall not be excluded), (B) any failure by Parent to meet any published projections, analyst estimates, forecasts or revenue or earnings predictions (provided that the underlying causes of such changes shall not be excluded), (C) changes in Law, GAAP or the adoption or amendment of financial accounting standards by the Financial Accounting Standards Board, (D) any stockholder litigation brought or threatened against Parent, any Parent officer or any member of Parent’s board of directors in respect of this Agreement or the transactions contemplated hereby, (E) changes in the financial markets generally in the United States or that are the result of acts of war or terrorism that do not have a disproportionate effect (relative to other industry participants) on Parent and its Subsidiaries taken as a whole, (F) general national or international economic, financial or business conditions affecting generally the apparel industry that do not have a disproportionate effect (relative to other industry participants) on Parent and its Subsidiaries taken as a whole and (G) the execution, announcement and performance of this Agreement, or any actions taken, delayed or omitted to be taken by Parent at the written request of the Company or that the Company consents to in writing; or (ii) the ability of Parent to consummate the Merger or perform its obligations hereunder.

“Parent SEC Reports” has the meaning set forth in Section 4.6(a).

“Parent Securities” has the meaning set forth in Section 4.5.

“Parent Transaction Documents” has the meaning set forth in Section 4.3(a).

“Permits” means any material governmental licenses, franchises, permits, certificates, consents, orders, approvals, filings or other similar authorizations or notifications required under applicable Law.

“Permitted Liens” means (i) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate Proceedings and are adequately reserved in accordance with GAAP as shown on the Company Current Balance Sheet or Parent Current Balance Sheet, as applicable; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate Proceedings; (iii) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the Company Leased Real Property or Company Owned Real Property that are not violated by the current use and operation of the Company Leased Real Property or Company Owned Real Property, as applicable; (iv) covenants, conditions, restrictions, easements and other similar non-monetary matters of record affecting title to the Company Leased Real Property or the Company Owned Real Property, which do not materially impair the occupancy or use of the Company Leased Real Property or the Company Owned Real Property, as applicable, for the purposes for which it is currently used in connection with the Company’s and its Subsidiaries’ businesses; (v) public roads and highways; (vi) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; (vii) Liens on goods in transit incurred pursuant to documentary letters of credit; (viii) purchase money Liens and Liens securing rental payments under capital lease arrangements; and (ix) licenses of Intellectual Property Rights.

“Person” means an individual, a group (including a “group” under Section 13(d) of the Exchange Act), a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or other entity and a Governmental Entity or any department, agency or political subdivision thereof.

“Proceeding” has the meaning set forth in Section 3.12.

“Proxy/Prospectus” has the meaning set forth in Section 6.1(a).

“Proxy Statement” has the meaning set forth in Section 6.1(a).

“Registration Statement” has the meaning set forth in Section 6.1(a).

“Representatives” has the meaning set forth in Section 6.3.

“Rights Agreement” means the Rights Agreement dated as of August 14, 2001, by and between the Company and Equiserve Trust Company, N.A., as amended by the Agreement of Substitution and Amendment of Rights Agreement dated as of November 11, 2003, by and between the Company and American Stock Transfer & Trust Company, as the successor Rights Agent.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” has the meaning set forth in Section 3.6(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Section 203” has the meaning set forth in Section 3.25.

“Signage” has the meaning set forth on Section 3.21 of the Company Disclosure Letter.

“Stockholders’ Meeting” has the meaning set forth in Section 6.2(a).

“Subsidiary” means any corporation, company, partnership, organization or other entity of which the securities or other ownership interests having 50% or more of the ordinary voting power in electing the board of directors or other governing body are, at the time of such determination, owned by an entity or another Subsidiary of such entity.

“Superior Proposal” means a bona fide written Acquisition Proposal (on its most recently amended or modified terms, if amended or modified) (except that references in the definition of “Acquisition Proposal” to “20%” shall be replaced by 100%) made by a third party to enter into an Alternative Transaction that the Board of Directors of the Company determines in its good faith business judgment (after consultation with its financial advisor and the Company’s outside legal counsel) to be (i) more favorable to the Company’s stockholders than the Merger from a financial point of view and (ii) reasonably capable of being consummated, taking into account all financial, legal, regulatory and other aspects of such proposal that the Board of Directors of the Company determines in its good faith business judgment to be relevant.

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, special assessment, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.

“Tax Returns” means any return, report, information return, form, declaration, statement or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax, including any attachments, amendment; or supplements thereto.

“Tax Separation Agreement” has the meaning set forth on Section 3.9 of the Company Disclosure Letter.

    “Treasury Regulations” means the regulations promulgated by the U.S. Treasury Department pursuant to the Code.

“WARN Act” has the meaning set forth in Section 3.18(b).

9.2  Construction.

(a)  Unless the context otherwise requires, as used in this Agreement:  (i) an accounting term not otherwise defined in this Agreement has the meaning ascribed to it in accordance with GAAP; (ii) “or” is not exclusive; (iii) “including” and its variants mean “including, without limitation,” and its variants; (iv) words defined in the singular have the parallel meaning in the plural and vice versa; (v) references to “written” or “in writing” include in visual electronic form; (vi) words of one gender shall be construed to apply to each gender; and (vii) the terms “Article,” “Section” and “Schedule” refer to the specified Article, Section or Schedule of or to this Agreement.

(b)  A reference to any Person includes such Person’s successors and permitted assigns.

(c)  Any references to “dollars” or “$” means dollars of the United States of America.

(d)  For purposes of this Agreement, “knowledge” of a party, or words or phrases of similar import or meaning as used in this Agreement shall mean the knowledge of any of the directors or executive officers of the Company or its Subsidiaries or of Parent or its Subsidiaries, as applicable, and all knowledge that was or would reasonably be expected to have been obtained upon reasonable inquiry by such persons of those management level employees of the Company or its Subsidiaries or Parent or its Subsidiaries, as applicable, whose duties would, in the normal course of the Company’s or any of its Subsidiaries’ affairs or Parent’s or any of its Subsidiaries’ affairs, as applicable, result in such management level employees having knowledge concerning such subject, area or state of affairs.

(e)  For purposes of this Agreement, only information that was posted on the Company’s “Project Thailand” electronic datasite hosted by Intralinks prior to the date hereof will be deemed to have been “made available” by the Company to Parent.

ARTICLE X

MISCELLANEOUS

10.1  Non-Survival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement in accordance with Section 8.1.  This Section 10.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

10.2  Notices.  Any notices or other communications required or permitted under, or otherwise in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission (or, if mailed, three days after mailing (or one Business Day if transmitted by national overnight courier), in each case as follows:

Notices to Parent or Merger Sub:

30 Dunnigan Drive
Suffern, New York 10901
Attn:  David R. Jaffe, President and Chief Executive Officer
Facsimile No.: (845) 369-4339

with a copy to:

30 Dunnigan Drive
Suffern, New York 10901
Attn:  Gene L. Wexler, Esq., Senior Vice President & General Counsel
Facsimile No.:  (845) 369-4750

and

Proskauer Rose LLP
1585 Broadway
New York, NY 10036
Attn:  Steven L. Kirshenbaum, Esq.
Facsimile No.: (212) 969-2900

Notices to the Company:

8323 Walton Parkway
New Albany, Ohio  43054
Attn:  Michael W. Rayden, Chairman & Chief Executive Officer
Facsimile No.: (614) 775-3519

with a copy to:

8323 Walton Parkway
New Albany, Ohio  43054
Attn:  Gregory J. Henchel, Senior Vice President & General Counsel
Facsimile No.: (614) 775-3935

and

O’Melveny & Myers LLP
610 Newport Center Drive
Suite 1700
Newport Beach, CA 92660
Attn:  David A. Krinsky, Esq. and Andor D. Terner, Esq.
Facsimile No.: (949) 823-6994

10.3  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Merger and other transactions contemplated by this Agreement are fulfilled to the extent possible.

10.4  Entire Agreement.  This Agreement, the Company Disclosure Letter, the Parent Disclosure Letter and the other documents delivered pursuant hereto and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter of this Agreement.

10.5  Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any direct wholly owned Subsidiary of Parent without the consent of the Company; provided that Merger Sub shall remain liable for all of its obligations hereunder notwithstanding any such assignment.

10.6  Third-Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, other than pursuant to Article II and Section 6.9, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.7  No Strict Construction.  Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

10.8  Governing Law; Consent to Jurisdiction and Venue.

(a)  This Agreement and the transactions contemplated by this Agreement, and all disputes between the parties under or related to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the Laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State and without reference to conflict of laws principles.

(b)  Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery, or any Federal Court of the United States of America sitting in Wilmington, Delaware, and any appellate court from any thereof, in any action or Proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated by this Agreement or thereby, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or Proceeding except in such courts, (ii) agrees that any claim in respect of any such action or Proceeding may be heard and determined in such court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or Proceeding in any such court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or Proceeding in any such court.  Each of the parties hereto agrees that a final judgment in any such action or Proceeding shall be conclusive and may be enforced in any other place of competent jurisdiction by suit on the judgment or in any other manner provided by Law.  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.2.  Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

10.9  Disclosure Letters.  A statement in the body of this Agreement shall control if there is an inconsistency between a statement in the body of this Agreement on the one hand or in the Company Disclosure Letter or the Parent Disclosure Letter on the other hand.  Notwithstanding the foregoing sentence, an exception expressly set forth in the Company Disclosure Letter or the Parent Disclosure Letter with respect to a specifically identified representation, warranty, covenant or agreement or a description of assets, liabilities or other matters shall control over a statement in the body of this Agreement.  The statements in the Company Disclosure Letter and the Parent Disclosure Letter relate (i) to the provisions in the section of this Agreement to which they expressly relate and (ii) to the provisions in the Agreement to which the relevance of such statement is readily apparent on its face.  In the Company Disclosure Letter and the Parent Disclosure Letter, (a) all capitalized terms used but not defined therein shall have the meanings assigned to them in this Agreement, (b) the section numbers correspond to the section numbers in this Agreement and (c) inclusion of any item in a disclosure letter (i) does not represent a determination that such item is material or establish a standard of materiality, (ii) does not represent a determination that such item did not arise in the ordinary course of business, (iii) does not represent a determination that the Merger requires the consent of third parties and (iv) shall not constitute, or be deemed to be, an admission to any third party concerning such item.

10.10  Time of the Essence.  Time is of the essence regarding all dates and time periods set forth or referred to in this Agreement or any document contemplated by this Agreement.

10.11  Specific Performance.  The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to consummate the Merger, will cause irreparable injury to the other parties, for which damages, even if available, will not be a complete and adequate remedy.  Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder, in addition to any other rights or remedies available hereunder or at law or in equity.

10.12  WAIVER OF TRIAL BY JURY.  THE PARTIES HERETO WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING UNDER OR CONCERNING THIS AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF OR CONCERNING THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR PROCEEDING.

10.13  Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

*  *  *  *

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement and Plan of Merger on the day and year first above written.

THE DRESS BARN, INC.

By:	/s/ David R. Jaffe
Name:	David R. Jaffe
Title:	President and Chief Executive Officer

THAILAND ACQUISITION CORP.

By:	/s/ David R. Jaffe
Name:	David R. Jaffe
Title:	President and Chief Executive Officer

TWEEN BRANDS, INC.

By:	/s/ Michael W. Rayden
Name:	Michael W. Rayden
Title:	Chairman and Chief Executive Officer

Signature Page to Agreement and Plan of Merger

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TWEEN BRANDS, INC.

FIRST:  The name of the corporation is:

TWEEN BRANDS, INC.

SECOND:  The registered office of the corporation is to be located at 2711 Centerville Road Suite 400, Wilmington, Delaware, 19808, New Castle County.  The name of its registered agent at that address is Corporation Service Company.

THIRD:  The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH:  The corporation shall have the authority to issue 100 shares of common stock, par value $.01 per share.

FIFTH:  Whenever a compromise or arrangement is proposed between the corporation and its creditors or any class of them and/or between the corporation and its stock holders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the corporation under the provisions of §291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the corporation under the provisions of §279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the corporation, as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing three  fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the corporation, as the case may be, and also on the corporation.

SIXTH:  A director of this corporation shall not be personally liable to the corporation or its stockholders for monetary damages for the breach of any fiduciary duty as a director, except in the case of (a) any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) under section 174 of the General Corporation Law of the State of Delaware or (d) for any transaction from which the director derives an improper personal benefit.  Any repeal or modification of this Article by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

SEVENTH:  The corporation shall, to the fullest extent permitted by law, as the same is now or may hereafter be in effect, indemnify each person (including the heirs, executors, administrators and other personal representatives of such person) against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by such person in connection with any threatened, pending or completed suit, action or proceeding (whether civil, criminal, administrative or investigative in nature or otherwise) in which such person may be involved by reason of the fact that he or she is or was a director or officer of the corporation or is or was serving any other incorporated or unincorporated enterprise in such capacity at the request of the corporation.

EIGHTH:  Unless, and except to the extent that, the by-laws of the corporation shall so require, the election of directors of the corporation need not be by written ballot.

NINTH:  The corporation hereby confers the power to adopt, amend or repeal by-laws of the corporation upon the directors.

EXHIBIT B

BY-LAWS

OF

TWEEN BRANDS, INC.

1.  MEETINGS OF STOCKHOLDERS.

    1.1  Annual Meeting.  The annual meeting of stockholders for the purpose of electing directors and of transaction such other business as may come before it  shall be held each year at such date, time and place, either within or without the State of Delaware, as may be determined by the board of directors (the “Board”).

    1.2  Special Meetings.  Special meetings of the stockholders may be called at any time by the Chairman of the Board, by resolution of the Board, by the President or Secretary upon the written request stating the purpose or purposes of the meeting of a majority of the directors then in office or of the holders of a majority of the outstanding shares entitled to vote.  Only business related to the purposes set forth in the notice of the meeting may be transacted at a special meeting.

    1.3  Place and Time of Meetings.  Meetings of the stockholders may be held in or outside Delaware at the place and time specified by the Board or the officers or stockholders requesting the meeting.

    1.4  Notice of Meetings; Waiver of Notice.  Written notice of each meeting of stockholders shall be given to each stockholder entitled to vote at the meeting, except that (a) it shall not be necessary to give notice to any stockholder who submits a signed waiver of notice before or after the meeting, and (b) no notice of an adjourned meeting need be given, except when required under Section 1.5 below or by law.  Each notice of a meeting shall be given, personally or by mail, not fewer than 10 nor more than 60 days before the meeting and shall state the time and place of the meeting, and, unless it is the annual meeting, shall state at whose direction or request the meeting is called and the purposes for which it is called.  If mailed, notice shall be considered given when mailed to a stockholder at his address on the corporation’s records.  The attendance of any stockholder at a meeting, without protesting at the beginning of the meeting that the meeting is not lawfully called or convened, shall constitute a waiver of notice by him.

    1.5  Quorum.  At any meeting of stockholders, the presence in person or by proxy of the holders of a majority of the shares entitled to vote shall constitute a quorum for the transaction of any business.  In the absence of a quorum, a majority in voting interest of those present or, if no stockholders are present, any officer entitled to preside at or to act as secretary of the meeting, may adjourn the meeting until a quorum is present.  At any adjourned meeting at which a quorum is present, any action may be taken that might have been taken at the meeting as originally called.  No notice of an adjourned meeting need be given, if the time and place are announced at the meeting at which the adjournment is taken, except that, if adjournment is for more than 30 days or if, after the adjournment, a new record date is fixed for the meeting, notice of the adjourned meeting shall be given pursuant to Section 1.4.

    1.6  Voting; Proxies.  Each stockholder of record shall be entitled to one vote for each share registered in his name.  Corporate action to be taken by stockholder vote, other than the election of directors, shall be authorized by a majority of the votes cast at a meeting of stockholders, except as otherwise provided by law or by Section 1.8.  Directors shall be elected in the manner provided in Section 2.1.  Voting need not be by ballot, unless requested by a majority of the stockholders entitled to vote at the meeting or ordered by the chairman of the meeting.  Each stockholder entitled to vote at any meeting of stockholders or to express consent to or dissent from corporate action in writing without a meeting may authorize another person to act for him by proxy.  No proxy shall be valid after three years from its date, unless it provides otherwise.

    1.7  List of Stockholders.  Not fewer than 10 days prior to the date of any meeting of stockholders, the secretary of the corporation shall prepare a complete list of stockholders entitled to vote at the meeting, arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in his name.  For a period of not fewer than 10 days prior to the meeting, the list shall be available during ordinary business hours for inspection by any stockholder for any purpose germane to the meeting.  During this period, the list shall be kept either (a) at a place within the city where the meeting is to be held, if that place shall have been specified in the notice of the meeting, or (b) if not so specified, at the place where the meeting is to be held.  The list shall also be available for inspection by stockholders at the time and place of the meeting.

    1.8  Action by Consent Without a Meeting.  Any action required or permitted to be taken at any meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not fewer than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voting.  Prompt notice of the taking of any such action shall be given to those stockholders who did not consent in writing.

2.  BOARD OF DIRECTORS.

    2.1  Number, Qualification, Election and Term of Directors.  The business of the corporation shall be managed by or under the direction of a Board of three directors.  The number of directors may be changed by resolution of a majority of the Board or by the holders of a majority of the shares entitled to vote, but no decrease may shorten the term of any incumbent director.  Directors shall be elected at each annual meeting of stockholders by a plurality of the votes cast and shall hold office until the next annual meeting of stockholders and until the election and qualification of their respective successors, subject to the provisions of Section 2.9.  As used in these By-laws, the term “entire Board” means the total number of directors the corporation would have, if there were no vacancies on the Board.

2

    2.2  Quorum and Manner of Acting.  A majority of the entire Board shall constitute a quorum for the transaction of business at any meeting, except as provided in Section 2.10.  Action of the Board shall be authorized by the vote of the majority of the directors present at the time of the vote, if there is a quorum, unless otherwise provided by law or these By-laws.  In the absence of a quorum, a majority of the directors present may adjourn any meeting from time to time until a quorum is present.

    2.3  Place of Meetings.  Meetings of the Board may be held in or outside Delaware.

    2.4  Annual and Regular Meetings.  Annual meetings of the Board, for the election of officers and consideration of other matters, shall be held either (a) without notice immediately after the annual meeting of stockholders and at the same place, or (b) as soon as practicable after the annual meeting of stockholders, on notice as provided in Section 2.6.  Regular meetings of the Board may be held without notice at such times and places as the Board determines.  If the day fixed for a regular meeting is a legal holiday, the meeting shall be held on the next business day.

    2.5  Special Meetings.  Special meetings of the Board may be called by the chairman or by a majority of the directors.

    2.6  Notice of Meetings; Waiver of Notice.  Notice of the time and place of each special meeting of the Board, and of each annual meeting not held immediately after the annual meeting of stockholders and at the same place, shall be given to each director by mailing it to him at his residence or usual place of business at least three days before the meeting, or by delivering or telephoning or telegraphing it to him at least two days before the meeting.  Notice of a special meeting also shall state the purpose or purposes for which the meeting is called.  Notice need not be given to any director who submits a signed waiver of notice before or after the meeting or who attends the meeting without protesting at the beginning of the meeting the transaction of any business because the meeting was not lawfully called or convened.  Notice of any adjourned meeting need not be given, other than by announcement at the meeting at which the adjournment is taken.

    2.7  Board or Committee Action Without a Meeting.  Any action required or permitted to be taken by the Board or by any committee of the Board may be taken without a meeting, if all the members of the Board or the committee consent in writing to the adoption of a resolution authorizing the action.  The resolution and the written consents by the members of the Board or the committee shall be filed with the minutes of the proceedings of the Board or the committee.

    2.8  Participation in Board or Committee Meetings by Conference Telephone.  Any or all members of the Board or any committee of the Board may participate in a meeting of the Board or the committee by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time.  Participation by such means shall constitute presence in person at the meeting.

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    2.9  Resignation and Removal of Directors.  Any director may resign at any time by delivering his resignation in writing to the chairman, president or secretary of the corporation, to take effect at the time specified in the resignation; the acceptance of a resignation, unless required by its terms, shall not be necessary to make it effective.  Any or all of the directors may be removed at any time, either with or without cause, by vote of the stockholders.

    2.10  Vacancies.  Any vacancy in the Board, including one created by an increase in the number of directors, may be filled for the unexpired term by a majority vote of the remaining directors, though less than a quorum.

    2.11  Compensation.  Directors shall receive such compensation as the Board determines, together with reimbursement of their reasonable expenses in connection with the performance of their duties.  A director also may be paid for serving the corporation or its affiliates or subsidiaries in other capacities.

3.  COMMITTEES.

    3.1  Executive Committee.  The Board, by resolution adopted by a majority of the entire Board, may designate an executive committee of one or more directors, which shall have all the powers and authority of the Board, except as otherwise provided in the resolution, Section 141(c) of the Delaware General Corporation Law or any other applicable law.  The members of the executive committee shall serve at the pleasure of the Board.  All action of the executive committee shall be reported to the Board at its next meeting.

    3.2  Other Committees.  The Board, by resolution adopted by a majority of the entire Board, may designate other committees of one or more directors, which shall serve at the Board’s pleasure and have such powers and duties as the Board determines.

    3.3  Rules Applicable to Committees.  The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.  In case of the absence or disqualification of any member of a committee, the member or members present at a meeting of the committee and not disqualified, whether or not a quorum, may unanimously appoint another director to act at the meeting in place of the absent or disqualified member.  All action of a committee shall be reported to the Board at its next meeting.  Each committee shall adopt rules of procedure and shall meet as provided by those rules or by resolutions of the Board.

4.  OFFICERS.

    4.1  Number; Security.  The executive officers of the corporation shall be the chairman, a chief executive officer, a president, one or more vice presidents (including an executive vice president, if the Board so determines), a secretary and a treasurer.  Any two or more offices may be held by the same person.  The board may require any officer, agent or employee to give security for the faithful performance of his duties.

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    4.2  Election; Term of Office.  The executive officers of the corporation shall be elected annually by the Board, and each such officer shall hold office until the next annual meeting of the Board and until the election of his successor, subject to the provisions of Section 4.4.

    4.3  Subordinate Officers.  The Board may appoint subordinate officers (including assistant secretaries and assistant treasurers), agents or employees, each of whom shall hold office for such period and have such powers and duties as the Board determines.  The Board may delegate to any executive officer or committee the power to appoint and define the powers and duties of any subordinate officers, agents or employees.

    4.4  Resignation and Removal of Officers.  Any officer may resign at any time by delivering his resignation in writing to the chairman, president or secretary of the corporation, to take effect at the time specified in the resignation; the acceptance of a resignation, unless required by its terms, shall not be necessary to make it effective.  Any officer elected or appointed by the Board or appointed by an executive officer or by a committee may be removed by the Board either with or without cause, and in the case of an officer appointed by an executive officer or by a committee, by the officer or committee that appointed him or by the chairman.

    4.5  Vacancies.  A vacancy in any office may be filled for the unexpired term in the manner prescribed in Sections 4.2 and 4.3 for election or appointment to the office.

    4.6  The Chairman.  The Chairman of the Board shall preside over all meetings of the board at which he is present, and shall have such other powers and duties as chairmen of the boards of corporations usually have or the Board assigns to him.

    4.7  The Chief Executive Officer.  Subject to the control of the Board, the chief executive officer of the corporation shall manage and direct the daily business and affairs of the corporation and shall communicate to the Board and any Committee thereof reports, proposals and recommendations for their respective consideration or action.  He may do and perform all acts on behalf of the Corporation and shall preside at all meetings of the stockholders if present thereat, and in the absence of the Chairman of the Board of Directors have such powers and perform such duties as the Board or the chairman may from time to time prescribe or as may be prescribed in these By-laws, and in the event of the absence, incapacity or inability to act of the chairman, then the chief executive officer shall perform the duties and exercise the powers of the chairman.

    4.8  President.  The president shall have such powers and perform such duties as the Board or the chairman may from time to time prescribe or as may be prescribed in these By-laws.

    4.9  Vice President.  Each vice president shall have such powers and duties as the Board or the chairman assigns to him.

    4.10  The Treasurer.  The treasurer shall be the chief financial officer of the corporation and shall be in charge of the corporation’s books and accounts.  Subject to the control of the Board, he shall have such other powers and duties as the Board or the president assigns to him.

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    4.11  The Secretary.  The secretary shall be the secretary of, and keep the minutes of, all meetings of the Board and the stockholders, shall be responsible for giving notice of all meetings of stockholders and the Board, and shall keep the seal and, when authorized by the Board, apply it to any instrument requiring it.  Subject to the control of the Board, he shall have such powers and duties as the Board or the president assigns to him.  In the absence of the secretary from any meeting, the minutes shall be kept by the person appointed for that purpose by the presiding officer.

    4.12  Salaries.  The Board may fix the officers salaries, if any, or it may authorize the chairman to fix the salary of any other officer.

5.  SHARES.

    5.1  Certificates.  The corporation’s shares shall be represented by certificates in the form approved by the Board.  Each certificate shall be signed by the chairman, chief executive officer, president or a vice president, and by the secretary or an assistant secretary or the treasurer or an assistant treasurer, and shall be sealed with the corporation’s seal or a facsimile of the seal.  Any or all of the signatures on the certificate may be a facsimile.

    5.2  Transfers.  Shares shall be transferable only on the corporation’s books, upon surrender of the certificate for the shares, properly endorsed.  The Board may require satisfactory surety before issuing a new certificate to replace a certificate claimed to have been lost or destroyed.

    5.3  Determination of Stockholders of Record.  The Board may fix, in advance, a date as the record date for the determination of stockholders entitled to notice of or to vote at any meeting of the stockholders, or to express consent to or dissent from any proposal without a meeting, or to receive payment of any dividend or the allotment of any rights, or for the purpose of any other action.  The record date may not be more than 60 or fewer than 10 days before the date of the meeting or more than 60 days before any other action.

6.  INDEMNIFICATION AND INSURANCE.

    6.1  The corporation shall indemnify and hold harmless any person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in, any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, his testator, or intestate is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, or as a member of any committee or similar body, to the fullest extent permitted by the laws of Delaware as they may exist from time to time.  The right to indemnification conferred in this Article 6 shall also include the right to be paid by the corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent permitted by the laws of Delaware as they may exist from time to time.

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    6.2  The corporation may, by action of its Board of Directors, provide indemnification to such of the employees and agents of the corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by the laws of Delaware as they may exist from time to time.

    6.3  The proper officers of the corporation, without further authorization by the Board of Directors, may in their discretion purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent for another corporation, partnership, joint venture, trust or other enterprise, against any liability.

    6.4  To assure indemnification under this Article of all such persons who are or were “fiduciaries” of an employee benefit plan governed by the Act of Congress entitled “Employee Retirement Income Security Act of 1974”, as amended from time to time, the provisions of this Article 6 shall, for the purposes hereof, be interpreted as follows: an “other enterprise” shall be deemed to include an employee benefit plan; the corporation shall be deemed to have requested a person to serve as an employee of an employee benefit plan where the performance by such person of his duties to the corporation also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; excise taxes assessed on a person with respect to an employee benefit plan pursuant to said Act of Congress shall be deemed “fines”; and action taken or omitted by a person with respect to an employee benefit plan in the performance of such person’s duties for a purpose reasonably believed by such person to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the corporation.

    6.5  The foregoing provisions of this Article 6 shall be deemed to be a contract between the corporation and each director and officer who serves in such capacity at any time while this Article is in effect.  Neither any repeal or modification of this Article or, to the fullest extent permitted by the laws of Delaware, any repeal or modification of laws, shall affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts.

    6.6  For the purposes of this Article 6, references to “the corporation” include in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director or officer of such constituent corporation or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or as a member of any committee or similar body shall stand in the same position under the provisions of this Article with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

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7.  MISCELLANEOUS.

    7.1  Seal.  The Board shall adopt a corporate seal, which shall be in the form of a circle and shall bear the corporation’s name and the year and state in which it was incorporated.

    7.2  Fiscal Year.  The Board may determine the corporation’s fiscal year.  Until changed by the Board, the last day of the corporation’s fiscal year shall be December 31.

    7.3  Voting of Shares in Other Corporations.  Shares in other corporations held by the corporation may be represented and voted by an officer of this corporation or by a proxy or proxies appointed by one of them.  The Board may, however, appoint some other person to vote the shares.

    7.4  Amendments.    These By-laws may be amended, repealed or adopted by the stockholders.

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EXHIBIT C

FORM OF

TWEEN BRANDS, INC.

CERTIFICATE

In connection with the merger (the “Merger”) of Thailand Acquisition Corp. (“Merger Sub”), a Delaware Corporation and a direct wholly-owned subsidiary of The Dress Barn, Inc. (“Parent”), a Connecticut corporation, with and into Tween Brands, Inc., a Delaware Corporation (the “Company”), pursuant to the Agreement and Plan of Merger dated as of June 24, 2009 (the “Merger Agreement”), among Parent, Merger Sub and the Company, the Company hereby certifies the following are now true and will continue to be true as of the Effective Time and thereafter where relevant (any capitalized term used but not defined herein having the meaning given to such term in the Merger Agreement):

1.
The consideration to be issued in the Merger to the shareholders of the Company was the result of arm’s-length negotiations between the managements of Parent and the Company.  The fair market value of the common stock of Parent (“Parent Common Stock”) to be received by each shareholder of the Company is intended to approximately equal the fair market value of the common stock of the Company (“Company Common Stock”) surrendered in the Merger.  Pursuant to the Agreement, the Company Common Stock will be converted into such number of Parent Common Shares based on the Exchange Ratio as determined in the Agreement.  It is understood, however, that there may be fluctuations in either the Company Common Stock’s price or the Parent Common Stock’s price, as reported on the NYSE or the NASDAQ respectively, between the time the Agreement was signed and the Effective Time.

2.
Prior to and in connection with the Merger, no outstanding stock of the Company has been or will be (i) redeemed by the Company, (ii) acquired by a person related to the Company (within the meaning of Treasury Regulation Section 1.368-1(e)(3)), or (iii) the subject of any distribution by the Company.

3.
In the Merger, all of the outstanding Company Common Stock will be exchanged solely for Parent Common Stock and cash in lieu of fractional share interests.  In connection with the Merger, no Company Common Stock will be exchanged for cash or other property originating with Parent or any person related to Parent (within the meaning of Treasury Regulation Section 1.368-1(e)(3)) except for cash received by holders of the Company Common Stock in lieu of fractional shares of Parent Common Stock. Further, no liabilities of the Company or of holders of the Company Common Stock will be assumed by Parent, nor to the best knowledge of the management of the Company will any of the Company Common Stock be subject to any liabilities.

4.
At the Effective Time, the Company will hold at least 90% of the fair market value of its net assets and at least 70% of the fair market value of its gross assets held immediately prior to the Merger.  For purposes of this representation, assets disposed of by the Company prior to or subsequent to the Merger and in contemplation thereof (including without limitation any asset disposed of by the Company, other than in the ordinary course of business, pursuant to a plan or intent existing during the period ending at the Effective Time and beginning with the commencement of negotiations or transactions (whether formal or informal) with Parent in contemplation of the Merger), amounts used by the Company to pay its reorganization expenses and those of its shareholders incurred in connection with the Merger, amounts used by the Company to pay shareholders receiving cash in lieu of fractional shares, and all redemptions, distributions (except for regular, normal dividends), or other payments in respect of the Company Common Stock or rights to acquire such shares of stock (including payments treated as such for tax purposes) that are made by the Company in contemplation of the Merger or related thereto will be included as assets of the Company immediately prior but not subsequent to the Merger.

5.
In connection with the Merger, the Company has not sold, transferred or otherwise disposed of any of its assets as would prevent Parent or members of its qualified group (within the meaning of Treasury Regulation 1.368-1(d)(4)(ii)) from causing the Company after the Merger to continue the historic business of the Company or to use a significant portion of the Company’s historic business assets in a business.

6.
There is no plan or intention on the part of any shareholder of the Company who owns five percent or more of the Company Common Stock as of the Effective Time, or to the best knowledge of the Company on the part of any of the other shareholders of the Company, to sell, exchange or otherwise dispose of Parent Common Stock to be received in the Merger by such holder of the Company Common Stock directly or indirectly to Parent, to a person related to Parent (within the meaning of Treasury Regulation Section 1.368-1(e)(3)) or to any person acting as agent for any of them for consideration other than Parent Common Stock.

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7.
The Company has no outstanding equity interests other than as described in Section 3.5 of the Merger Agreement.  At the Effective Time and following the Merger, the Company will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in the Company that, if exercised or converted, would affect Parent’s acquisition or retention of “Control” of the Company.  As used in this letter, “Control” shall consist of direct ownership of stock possessing at least eighty percent (80%) of the total combined voting power of all classes of stock entitled to vote and at least eighty percent (80%) of the total number of shares of all other classes of stock of the Company.  For purposes of determining Control, a person shall not be considered to own voting stock if rights to vote such stock (or to restrict or otherwise control the voting of such stock) are held by a third party (including a voting trust) other than an agent of such person.

8.	The shareholders of the Company will not be entitled to any dissenters’ or similar rights in connection with the Merger.

9.	The Company and its shareholders will pay their respective expenses, if any, incurred in connection with the Merger.

10.	At the Effective Time, the fair market value of the assets of the Company will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.

11.
The Company is neither an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code nor under the jurisdiction of a court in a title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

12.
The Company has no plan or intention to alter the terms of the Company Common Stock, to issue additional shares of its stock or to grant any warrants, options, convertible securities or any other type of right pursuant to which any person could acquire stock of the Company that, if exercised or converted, would result in Parent losing “Control” of the Company.

13.	There is no intercorporate indebtedness existing between Parent and the Company or between Merger Sub and the Company that was issued, acquired or will be settled at a discount.

14.
None of the compensation to be received by any shareholder-employee of the Company in the Merger will be separate consideration for, or allocable to, any of their shares of the Company Common Stock; none of the shares of Parent Common Stock to be received by any shareholder-employee of the Company in the Merger will be separate consideration for, or allocable to, any employment or consulting agreement; and the compensation to be paid to any shareholder-employee after the Merger pursuant to arrangements entered into in connection with the Merger will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm’s-length for similar services.

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15.	Parent Common Stock entitles the holder thereof to vote in the election of the members of the board of directors of Parent.

16.	All options, warrants or rights to acquire shares of the Company Common Stock were issued with an exercise price no less than fair market value at the time of issuance.

17.	At the Effective Time there will be no declared but unpaid dividends on the Company Common Stock.

18.	The Merger is being effected for bona fide business reasons and not for the purpose of tax avoidance, as described in the Proxy/Prospectus and, if applicable, the Form S-4.

19.
The information relating to the Merger and all related transactions (including, but not limited to, all representations, warranties, covenants and undertakings) set forth in the Merger Agreement and the Proxy/Prospectus and, if applicable, the Form S-4, insofar as such information relates to the Company, or the plans or intentions of the Company set forth in the Merger Agreement or the Proxy/Prospectus and, if applicable, the Form S-4, are true, correct and complete in all material respects.

20.
The Merger Agreement (including all exhibits and attachments thereto) represents the full and complete agreement between Parent, Merger Sub, and the Company regarding the Merger, and there are no other written or oral agreements regarding the Merger.  The Merger will be consummated pursuant to the terms of the Merger Agreement, and none of the material terms and conditions thereof has been or will be waived or modified.

21.
The payment of cash in lieu of fractional shares of Parent Common Stock in the Merger is solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares, if any, and does not represent separately bargained-for consideration.  The total cash consideration that will be paid in the Merger to holders of the Company Common Stock in lieu of issuing fractional shares of Parent Common Stock will not exceed one percent (1%) of the total consideration that will be issued in the Merger to holders of the Company Common Stock in exchange for their Company Common Stock.  The fractional shares of each holder of the Company Common Stock will be aggregated, and no holder of the Company Common Stock will receive cash in an amount equal to or greater than the value of one full share of Parent Common Stock.

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22.	Following the Merger, the Company will comply with the record-keeping and information filing requirements of Treasury Regulation Section 1.368-3.

23.
The Merger is effected pursuant to Delaware statutes as a result of which the following events will occur simultaneously at the Effective Time: (i) all of the assets and liabilities of Merger Sub become the assets and liabilities of the Company and (ii) Merger Sub’s separate legal existence ceases for all legal purposes.

24.	The individual executing this letter is authorized to make all of the representations set forth herein.

The undersigned recognizes that opinions issued by counsel of Parent and the Company regarding certain United States federal income tax consequences of the Merger (“Tax Opinions”) will be based on the representations set forth herein and on the statements contained in the Merger Agreement and documents related thereto.  The Tax Opinions will be subject to certain limitations and qualifications including that they may not be relied upon if any such representations are not accurate in all respects.

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IN WITNESS WHEREOF, the Company has executed this Certificate on this ___ day of ____, 2009.

TWEEN BRANDS, INC.

By:
Name
Title

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EXHIBIT D

THE DRESS BARN, INC. AND THAILAND ACQUISITION CORP.
CERTIFICATE

In connection with the merger (the “Merger”) of Thailand Acquisition Corp. (“Merger Sub”), a Delaware Corporation and a direct wholly-owned Tween Brands, Inc., a Delaware Corporation (the “Company”), pursuant to the Agreement and Plan of Merger dated as of June 24, 2009 (the “Merger Agreement”), among Parent, Merger Sub and the Company, Parent hereby certifies, on behalf of Parent and Merger Sub, the following are now true and will continue to be true as of the Effective Time and thereafter where relevant (any capitalized term used but not defined herein having the meaning given to such term in the Merger Agreement):

1
The consideration to be issued in the Merger to the shareholders of the Company was the result of arm’s-length negotiations between the managements of Parent and the Company.  The fair market value of the common stock of Parent (“Parent Common Stock”) to be received by each shareholder of the Company is intended to approximately equal the fair market value of the common stock of the Company (“Company Common Stock”) surrendered in the Merger.  Pursuant to the Agreement, the Company Common Stock will be converted into such number of Parent Common Shares based on the Exchange Ratio as determined in the Agreement.  It is understood, however, that there may be fluctuations in either the Company Common Stock’s price or the Parent Common Stock’s price, as reported on the NYSE or the NASDAQ respectively, between the time the Agreement was signed and the Effective Time.

2
In connection with the Merger, no outstanding stock of the Company has been or will be acquired by Parent, any person related to Parent (within the meaning of Treasury Regulation Section 1.368-1(e)(3)) or any Person acting as agent or intermediary for any of them for any consideration other than shares of Parent Common Stock and cash in lieu of fractional share interests.

3
In the Merger, all of the outstanding Company Common Stock will be exchanged solely for Parent Common Stock and cash in lieu of fractional share interests. Further, no liabilities of the Company or of the holders of the Company Common Stock will be assumed by Parent, nor to the best knowledge of the management of Parent will any of the Company Common Stock be subject to any liabilities.

4
Assuming the accuracy of the Company’s representation in section 4 of  the Company’s representations certificate, following the Merger, Parent will cause the Company to hold at least 90% of the fair market value of its net assets and at least 70% of the fair market value of its gross assets held immediately prior to the Merger and at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets of Merger Sub held immediately before the Merger.  For purposes of this representation, assets disposed of by the Company prior to or subsequent to the Merger and in contemplation thereof (including without limitation any asset disposed of by the Company, other than in the ordinary course of business, pursuant to a plan or intent existing during the period ending at the Effective Time and beginning with the commencement of negotiations or transactions (whether formal or informal) with Parent in contemplation of the Merger), amounts used by the Company to pay its reorganization expenses and those of its shareholders incurred in connection with the Merger, amounts used by the Company to pay shareholders receiving cash in lieu of fractional shares, and all redemptions, distributions (except for regular, normal dividends), or other payments in respect of the Company Common Stock or rights to acquire such shares of stock (including payments treated as such for tax purposes) that are made by the Company in contemplation of the Merger or related thereto will be included as assets of the Company immediately prior but not subsequent to the Merger.  For purposes of this representation, assets transferred from Parent to Merger Sub are not included as assets of Merger Sub immediately before the Merger where such assets are used to pay reorganization expenses or to enable Merger Sub to satisfy state minimum capitalization requirements.

5
Assuming the accuracy of the Company’s representation in section 5 of  the Company’s representations certificate, following the Merger, the historic business of the Company will be continued by, or a significant portion of the Company’s historic business assets will be used in a business of, Parent or a corporation within Parent’s qualified group (within the meaning of Treasury Regulation Section 1.368-1(d)(4)).

6
Parent has no plan or intention to liquidate the Company; to merge the Company with or into another corporation; to sell, distribute or otherwise dispose of the Company Common Stock acquired in the Merger except for transfers or successive transfers of the Company Common Stock to one or more corporations “Controlled” in each case by the transferor; or to cause the Company to sell or otherwise dispose of any of its assets or of any of the assets acquired from Merger Sub except for dispositions made in the ordinary course of business or transfers or successive transfers of assets to one or more corporations Controlled in each case by the transferor corporation.  As used in this letter, “Control” shall consist of direct ownership of stock possessing at least eighty percent (80%) of the total combined voting power of all classes of stock entitled to vote and at least eighty percent (80%) of the total number of shares of all other classes of stock of the Company.  For purposes of determining Control, a person shall not be considered to own voting stock if rights to vote such stock (or to restrict or otherwise control the voting of such stock) are held by a third party (including a voting trust) other than an agent of such person.

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7
In connection with the Merger, neither Parent, any person related to Parent (within the meaning of Treasury Regulation Section 1.368-1(e)(3)) nor any Person acting as agent or intermediary for any of them will purchase, exchange, redeem or otherwise acquire (directly or indirectly) any Parent Common Stock issued to holders of the Company Common Stock in the Merger.

8	The shareholders of the Company will not be entitled to any dissenters’ or similar rights in connection with the Merger.

9	Parent and Merger Sub will pay their respective expenses, if any, incurred in connection with the Merger, and will not pay any of the expenses of the holders of the Company Common Stock.

10
Neither Parent nor any person related to Parent (within the meaning of Treasury Regulation Section 1.368-1(e)(3)) has owned directly or indirectly during the past five (5) years any stock or other equity interests of the Company.

11
Neither Parent nor Merger Sub is either an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code or under the jurisdiction of a court in a title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

12	Before the Merger and immediately prior to the Effective Time, Parent will be in “Control” of Merger Sub.

13
Parent has no plan or intention to cause the Company to alter the terms of the Company Common Stock, to issue additional shares of the Company Common Stock or to grant any warrants, options, convertible securities or any other type of right pursuant to which any person could acquire stock of the Company that, if exercised or converted, would result in Parent losing “Control” of the Company.

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14	There is no intercorporate indebtedness existing between Parent and the Company or between Merger Sub and the Company that was issued, acquired or will be settled at a discount.

15	Merger Sub will have no liabilities assumed by the Company, and will not transfer to the Company any assets subject to liabilities, in the Merger.

16
None of the compensation to be received by any shareholder-employee of the Company in the Merger will be separate consideration for, or allocable to, any of such person’s shares of the Company Common Stock; none of the shares of Parent Common Stock to be received by any shareholder-employee of the Company in the Merger will be separate consideration for, or allocable to, any past or future services; and the compensation to be paid to any shareholder-employee after the Merger will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm’s-length for similar services.

17	Parent Common Stock entitles the holder thereof to vote in the election of the members of the board of directors of Parent.

18	The Merger is being effected for bona fide business reasons and not for the purpose of tax avoidance, as described in the Proxy/Prospectus and, if applicable, the Form S-4.

19
The information relating to the Merger and all related transactions (including, but not limited to, all representations, warranties, covenants and undertakings) set forth in the Merger Agreement and the Proxy/Prospectus and, if applicable, the Form S-4, insofar as such information relates to Parent or Merger Sub, or the plans or intentions of Parent or Merger Sub set forth in the Merger Agreement or the Proxy/Prospectus and, if applicable, the Form S-4, are true, correct and complete in all material respects.

20
The Merger Agreement (including all exhibits and attachments thereto) represents the full and complete agreement between Parent, Merger Sub and the Company regarding the Merger, and there are no other written or oral agreements regarding the Merger.  The Merger will be consummated pursuant to the terms of the Merger Agreement, and none of the material terms and conditions thereof has been or will be waived or modified.

21
The payment of cash in lieu of fractional shares of Parent Common Stock in the Merger is solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares, if any, and does not represent separately bargained-for consideration.  The total cash consideration that will be paid in the Merger to holders of the Company Common Stock in lieu of issuing fractional shares of Parent Common Stock will not exceed one percent (1%) of the total consideration that will be issued in the Merger to holders of the Company Common Stock in exchange for their Company Common Stock. The fractional shares of each holder of the Company Common Stock will be aggregated, and no holder of Company Common Stock will receive cash in an amount equal to or greater than the value of one full share of Parent Common Stock.

4

22
No holder of the Company Common Stock is acting as agent for Parent in connection with the Merger or approval thereof, and neither Parent nor Merger Sub will reimburse any holder of the Company Common Stock for the Company Common Stock such holder may have purchased, or for other obligations such holder may have incurred, as agent for Parent or Merger Sub.

23
Neither Parent not Merger Sub nor any person related to Parent or Merger Sub nor any person acting as agent or intermediary for any of them has agreed to pay, will pay, or will cause to be paid any consideration (whether material or not) for shares of the Company Common Stock other than Parent Common Stock issued pursuant to the Merger Agreement and cash in lieu of fractional share interests.

24
Parent will not take, and will not cause the Company following the Merger to take, any position on any federal, state or local income or franchise Tax Return or take any other tax reporting position, that is inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required by a “determination” (as defined in Section 1313(a)(1) of the Code).

25	Following the Merger, Parent will comply, and will cause the Company to comply, with the record-keeping and information filing requirements of Treasury Regulation Section 1.368-3.

26
The Merger is effected pursuant to Delaware statutes as a result of which the following events will occur simultaneously at the Effective Time: (i) all of the assets and liabilities of Merger Sub become the assets and liabilities of the Company and (ii) Merger Sub’s separate legal existence ceases for all legal purposes.

27	The individual executing this letter is authorized to make all of the representations set forth herein.

The undersigned recognizes that opinions issued by counsel of Parent and the Company regarding certain United States federal income tax consequences of the Merger (“Tax Opinions”) will be based on the representations set forth herein and on the statements contained in the Merger Agreement and documents related thereto.  The Tax Opinions will be subject to certain limitations and qualifications including that they may not be relied upon if any such representations are not accurate in all respects.

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IN WITNESS WHEREOF, Parent, on behalf of Parent and Merger Sub, has executed this Certificate on this   day of  , 2009.

THE DRESS BARN, INC.

By:
Name
Title

6

EXHIBIT E

[____ __], 2009

The Dress Barn, Inc.
30 Dunnigan Drive
Suffern, New York  10901

Re:	Merger of Tween Brands, Inc.

Ladies and Gentlemen:

You have requested our opinion regarding the material United States federal income tax consequences of the proposed reorganization involving the exchange of stock of Tween Brands, Inc., a Delaware Corporation (the “Company”), for stock of The Dress Barn, Inc., a Connecticut corporation (“Parent”), in a merger (the “Merger”) of Thailand Acquisition Corp., a Delaware Corporation and a wholly owned subsidiary of Parent (“Merger Sub”), with and into the Company with the Company as the surviving entity, pursuant to the Agreement and Plan of Merger dated as of June 24, 2009 (the “Merger Agreement”), in a transaction (the “Merger”) intended to qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).  Any capitalized terms used but not defined herein shall have the meaning given to such terms in the Merger Agreement.

In connection with this opinion, we have examined such documents and matters of law and fact as we have considered appropriate, including the Merger Agreement and the certificates to be provided by the Company, Parent and Merger Sub to the undersigned (the “Certificates”).  In rendering this opinion, we are assuming that the representations made by the Company, Parent and Merger Sub in the Certificates are true and correct as of the Effective Time of the Merger, that any representations made in such Certificates which are qualified by knowledge or qualifications of like import are accurate without such qualifications, and we are relying on each of such representations.  In addition, our opinion set forth below assumes (1) the accuracy of the statements and facts concerning the Merger set forth in the Merger Agreement, and (2) the consummation of the Merger in the manner contemplated by, and in accordance with the terms of the Merger Agreement.  In addition, with your consent, we have assumed or obtained representations (and are relying thereon, without any independent investigation or review thereof) that (a) original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof, and (b) the Merger will be effected pursuant to Delaware statutes and as a result of which the following events will occur simultaneously at the Effective Time: (i) all of the assets and liabilities of Merger Sub become the assets and liabilities of the Company, and (ii) Merger Sub’s separate legal existence ceases for all legal purposes.

Opinion

Based on the foregoing, and our review and analysis of the current state of the law, it is our opinion that the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(A) of the Code by reason of Section 368(a)(2)(E) of the Code and that the Company, Parent and Merger Sub will each be a party to such reorganization within the meaning of Section 368(b) of the Code.

This opinion is limited to the tax matters specifically covered herein, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger.  The opinion herein is based on current authorities and upon facts and assumptions as of the date of this opinion, including, but not limited to, the assumption that representations made by the Company, Parent and Merger Sub in the Certificates are true and correct as of the Effective Time of the Merger.  The opinion is subject to change in the event of a change in the applicable law or change in the interpretation of such law by the courts or by the Internal Revenue Service, or a change in any of the facts and assumptions upon which it is based.  There is no assurance that legislative or administrative changes or court decisions may not be forthcoming that would significantly modify the statements and opinions expressed herein.  Any such changes may or may not be retroactive with respect to transactions prior to the date of such changes.  This opinion represents only counsel’s best legal judgment, and has no binding effect or official status of any kind, so that no assurance can be given that the positions set forth above will be sustained by a court, if contested.

Respectfully yours,

EXHIBIT F

[____ __], 2009

Tween Brands, Inc.
8323 Walton Parkway
New Albany, Ohio  43054

Re:	Merger of Tween Brands, Inc.

Ladies and Gentlemen:

You have requested our opinion regarding the material United States federal income tax consequences of the proposed reorganization involving the exchange of stock of Tween Brands, Inc., a Delaware Corporation (the “Company”), for stock of The Dress Bran, Inc., a Connecticut corporation (“Parent”), in a merger (the “Merger”) of Thailand Acquisition Corp., a Delaware Corporation and a wholly owned subsidiary of Parent (“Merger Sub”), with and into the Company with the Company as the surviving entity, pursuant to the Agreement and Plan of Merger dated as of June 24, 2009 (the “Merger Agreement”), in a transaction (the “Merger”) intended to qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).  Any capitalized terms used but not defined herein shall have the meaning given to such terms in the Merger Agreement.

In connection with this opinion, we have examined such documents and matters of law and fact as we have considered appropriate, including the Merger Agreement and the certificates to be provided by the Company, Parent and Merger Sub to the undersigned (the “Certificates”).  In rendering this opinion, we are assuming that the representations made by the Company, Parent and Merger Sub in the Certificates are true and correct as of the Effective Time of the Merger, that any representations made in such Certificates which are qualified by knowledge or qualifications of like import are accurate without such qualifications, and we are relying on each of such representations.  In addition, our opinion set forth below assumes (1) the accuracy of the statements and facts concerning the Merger set forth in the Merger Agreement, and (2) the consummation of the Merger in the manner contemplated by, and in accordance with the terms of the Merger Agreement.  In addition, with your consent, we have assumed or obtained representations (and are relying thereon, without any independent investigation or review thereof) that (a) original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof, and (b) the Merger will be effected pursuant to Delaware statutes and as a result of which the following events will occur simultaneously at the Effective Time: (i) all of the assets and liabilities of Merger Sub become the assets and liabilities of the Company, and (ii) Merger Sub’s separate legal existence ceases for all legal purposes.

Opinion

Based on the foregoing, and our review and analysis of the current state of the law, it is our opinion that the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(A) of the Code by reason of Section 368(a)(2)(E) of the Code and that the Company, Parent and Merger Sub will each be a party to such reorganization within the meaning of Section 368(b) of the Code.

This opinion is limited to the tax matters specifically covered herein, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger.  The opinion herein is based on current authorities and upon facts and assumptions as of the date of this opinion, including, but not limited to, the assumption that representations made by the Company, Parent and Merger Sub in the Certificates are true and correct as of the Effective Time of the Merger.  The opinion is subject to change in the event of a change in the applicable law or change in the interpretation of such law by the courts or by the Internal Revenue Service, or a change in any of the facts and assumptions upon which it is based.  There is no assurance that legislative or administrative changes or court decisions may not be forthcoming that would significantly modify the statements and opinions expressed herein.  Any such changes may or may not be retroactive with respect to transactions prior to the date of such changes.  This opinion represents only counsel’s best legal judgment, and has no binding effect or official status of any kind, so that no assurance can be given that the positions set forth above will be sustained by a court, if contested.

Respectfully yours,